LETTER OF TRANSMITTAL

CIC

Regina, Saskatchewan
March 31, 2004

To Her Honour
The Honourable Lynda Haverstock
Lieutenant Governor of the Province of Saskatchewan

Madam:

I have the honour to submit herewith the twenty-sixth Annual Report of Crown Investments Corporation of Saskatchewan for the year ended December 31, 2003 in accordance with The Crown Corporations Act, 1993. The Consolidated and Non-Consolidated Financial Statements included in this Annual Report are in the form approved by the Treasury Board and have been reported on by our auditors.

I have the honour to be, Madam,

Your obedient servant,

Pat Atkinson
Minister of Crown Management Board

TABLE OF CONTENTS
2	Messages from the Chair and President
5	Consolidated Financial Summary
6	Vision, Mission and Values
7	Crown Sector Strategic Plan and the Balanced Scorecard
8	2003 Balanced Scorecard
10	Strategic Goals and Key Initiatives
12	2004 Balanced Scorecard
14	CIC's Corporate Charter
15	Management's Discussion and Analysis
33	Corporate Governance
43	CIC Consolidated Financial Statements
71	CIC Non-Consolidated Financial Statements

CHAIR’S MESSAGE

Saskatchewan people understand and appreciate the role of our Crown corporations in providing quality reliable services, revenue, jobs and other economic benefits that we have come to value and enjoy. Today the Crowns provide more than 9,500 quality jobs all across the Province, support 12,000 Saskatchewan businesses through their local purchasing policies, and partner with more than 700 businesses to deliver insurance, natural gas, and phone service to the people of Saskatchewan. These statistics alone, although impressive, fail to quantify the full extent to which these holdings have added to the quality of life for Saskatchewan residents.

Our Crown corporations endeavor to provide the highest quality service to all Saskatchewan people at the lowest possible cost. We have made a commitment to Saskatchewan families that they will enjoy the lowest overall costs in Canada for a basic package of utility rates that includes home electricity, home natural gas, basic phone service, and car insurance.

We are committed to ensuring that the affairs of our Crowns are conducted with openness and transparency and that our disclosure standards exceed those of the private sector. Starting this year we will table the annual report of each individual Crown on different days to allow for greater scrutiny, and a Summary Annual Report will be mailed to every home in Saskatchewan. In addition, the Crowns will begin issuing quarterly reports, and our minority private sector partners will be required to provide full disclosure of results.

The success of our Crowns has been in no small part due to the hard work and dedication of our employees. To plan for our future needs, we have committed $20 million over the next five years to train, mentor and develop our youth and Aboriginal people to renew our Crowns’ aging work force. Saskatchewan’s youth and Aboriginal people are among its most valuable resources and are essential to the future of our Crowns.

Our Crowns embody a rich legacy resulting from the hard work, ingenuity, and optimism of the many individuals who have built and supported these public enterprises over the years. As we move forward, we are committed to building upon this legacy to ensure that our public enterprises continue to evolve and meet the needs of our citizens well into the 21st century.

I am pleased to present CIC’s 2003 Annual Report.

Pat Atkinson
Minister of Crown Management Board
Chair of the Board of Directors

PRESIDENT’S MESSAGE

2003 was a year of steady growth for the Crown corporation sector, as both revenues and earnings increased, while overall debt was reduced by more than $165 million.

On a consolidated basis, CIC and its subsidiary Crown corporations and investments had earnings of $347.4 million on revenues of $3.8 billion. That’s an increase of more than $53 million in earnings over 2002, and an increase in revenues of more than $290 million. The improvement was due mainly to higher earnings at SaskPower, SaskEnergy, SGI, SaskTel and NewGrade. Investment earnings of $39 million were about $14 million lower than in 2002, due mainly to lower earnings from Investment Saskatchewan’s loan portfolio and lower interest income at the holding company.

We made significant progress in paying down the consolidated debt during 2003. At the end of the year, the debt was $3.36 billion, a decrease of more than $165 million from the year before. This was due mainly to lower debt at SaskPower, SaskTel, SaskEnergy and NewGrade. Since 1991, consolidated debt has decreased by more than $2 billion.

CIC will pay a dividend of $200 million to the Province’s General Revenue Fund (GRF) for 2003. Since 1995, CIC has paid more than $1.8 billion to the GRF in regular and special dividends and equity repayments. CIC expects to declare a $250 million dividend for 2004.

As we end a year in which we have continued to make progress on debt reduction while increasing earnings and paying a healthy dividend to the GRF, we look forward to another strong year financially in 2004.

Frank Hart
President and CEO

2003 REVIEW / 2004 OUTLOOK

CONSOLIDATED FINANCIAL SUMMARY

Earnings and Return on Equity

Higher earnings from ongoing operations in 2003 primarily reflect improved earnings at SaskPower, SaskEnergy, SGI, SaskTel and NewGrade. Non-recurring items consisted of a $9.4 million write-down of goodwill related to the Corporation’s investment in Retx, Inc. and a $6.4 million provision taken on Persona Inc.

The return on equity (the ratio of earnings to the average amount of shareholder’s equity) rose to 11 per cent, compared to ten per cent in 2002.

Over the past five years, CIC has realized significant gains from the sale of major investments such as Cameco Corporation (2002), Austar United Communications Limited (2000), Regional Cable TV (Western) Inc. (2000), Saturn Communications Limited (1999), and Saskfor MacMillan Limited Partnership (1999).

Debt Ratio

The debt ratio (the ratio of consolidated debt to debt plus equity) declined to 51 per cent.

Dividends

CIC declared a dividend of $200.0 million to the GRF for 2003. In 2004, per the 2004-2005 Provincial budget, CIC expects to declare a $250.0 million dividend to the GRF, including the remaining $50 million of the $150 million dividend deferred by the shareholder for 2000.

Since 1999, including dividends and equity repayments, CIC has provided an aggregate return of $1,048.8 million to the GRF to support the Government’s fiscal objectives.

2003 REVIEW / 2004 OUTLOOK

CIC’S VISION, MISSION AND VALUES REFRESHED

During 2003, CIC underwent a significant organizational change. CIC Industrial Interests Inc., CIC’s share capital subsidiary, was restructured and renamed Investment Saskatchewan Inc. This change resulted in the separation of the investment and holding company functions of CIC, with responsibility for the investment role transferring to Investment Saskatchewan. CIC’s role as a holding company continues to be providing leadership and strategic direction to subsidiary Crown corporations.

CIC has reviewed and refreshed it vision, mission, and strategic goals to reflect this focused role. The values of the Corporation remain unchanged.

2003 REVIEW / 2004 OUTLOOK

THE CROWN SECTOR STRATEGIC PLAN

The Crown Sector Strategic Plan provides a guiding vision for the Crown sector. It defines the Crown sector’s primary business purposes, common business values and strategic business objectives. CIC assumes the leadership role in the development of the Crown Sector Strategic Plan. The Plan’s objective is to articulate shareholder expectations and to provide long-term direction. This facilitates long-term planning and the development of corporate strategies within individual Crown corporations that are demonstrably aligned with the shareholder’s overall strategic direction.

CIC refreshes the Crown Sector Strategic Plan on an annual basis. The latest plan issued in 2003 covers the 2004 to 2006 planning horizon, and provides the direction for the Crown sector, including CIC.

PERFORMANCE MEASUREMENT USING THE BALANCED SCORECARD

CIC utilizes a widely accepted performance management system known as the Balanced Scorecard to manage how it operates. This system is used to establish, communicate and report on key corporate performance targets in a standardized and concise format. CIC provides its Board with quarterly progress reports on its performance relative to targets.

In order to achieve its business objectives, CIC must satisfy the expectations of different and sometimes competing priorities. CIC developed its Balanced Scorecard to measure its progress according to five perspectives in 2003. These were:

CIC uses the Balanced Scorecard as the key feature of its Strategic and Performance Management Model to communicate its plan, monitor and report on results, allocate corporate resources and guide decision making within the Corporation.

2003 REVIEW / 2004 OUTLOOK

CIC’S BALANCED SCORECARD FOR 2003

The Balanced Scorecard involves the development of specific corporate objectives, along with the annual targets and measures. The inherent simplicity of the Balanced Scorecard is a key strength of the performance management methodology. Also, it is not static; with each planning cycle the entire scorecard is reviewed, refreshed, and approved by the shareholder.

The Balanced Scorecard for 2003 forms a snapshot of where we intended to go in 2003, where we ended up, and forms the feedback as an input into where we will aim for in 2004.

LEADERSHIP SCORECARD1

Corporate Strategic Objectives	Measures and Targets	2003 Results
Effective governance and performance management of Crown subsidiaries	• Customer and shareholder expectations index - CIC Board - 7.3 or more • External governance rating by The Conference Board of Canada	• Deferred - see management discussion below • Survey conducted every two years - survey deferred to 2004

Proactive CIC/Crown participation on joint executive government and Crown Sector issues	• Customer and shareholder expectations index - CIC Board - 7.0 or more	• Deferred - see management discussion below

Management Discussion:
Surveys pertaining to external measures for customers and shareholders were deferred for 2003 to comply with The Election
Act, 1996 during the data collection period, but will be resumed in 2004.

CUSTOMER AND STAKEHOLDER SCORECARD

Corporate Strategic Objectives	Measures and Targets	2003 Results
High quality accountability and public reporting of the Crown sector	• On time preparation of public reports • Compliance with significant transaction reporting policy • External evaluation of CIC annual reporting and disclosure	• Completed on time • None to report • B+, in range of peer group leading practices

Development, guidance and support to CIC Board, Crown boards and Crown executive	• Customer and shareholder expectations index - CIC Board - 7.6 or more - Crown corporation board - 8.0 or more - Crown corporation executive - 6.3 or more	• Deferred - see management discussion below • Score 9.2 • Deferred - see management discussion below

Clearly articulate shareholder direction to the Crown sector	• Customer and shareholder expectations index - CIC Board - 7.9 or more - Crown corporation executive - 5.5 or more	• Deferred - see management discussion below • Deferred - see management discussion below

Communication regarding Crown Public Enterprise	• Hold at least six information sessions with public .. and interest groups	• More than 15 sessions

Capital Pension and Benefits - highly competitive benefit and pension programs	• Client base retention • New clients • Rolling four year return on contributory funds	• 100% • Three new clients • Outperformed the benchmark

Management Discussion:
Surveys pertaining to external measures for customers and shareholders were deferred for 2003 to comply with The Election
Act, 1996 during the data collection period, but will be resumed in 2004. Strategic shareholder direction was articulated to the Crown sector through various planning forums as well as the refreshed Crown Sector Strategic Plan 2004-06 released in mid 2003.

1Pursuant to the restructuring of CIC Industrial Interests Inc. as Investment Saskatchewan Inc., performance on investment related objectives, measures and targets identified in CIC’s 2002 Annual Report are being reported in Investment Saskatchewan’s 2003 Annual Report.

2003 REVIEW / 2004 OUTLOOK

PUBLIC PURPOSE SCORECARD

Corporate Strategic Objectives	Measures and Targets	2003 Results
CIC's workforce reflects the Saskatchewan profile	• Progress towards annual corporate and long-term Saskatchewan Human Rights Commission workplace targets	• Staffing Levels Aboriginal 5.3% Persons with disabilities 5.3% Visible minorities 3.9% Women in executive 35.3% Women in management 33.3%

Environmental protection and advancement of the Green Agenda	• Computer systems and office equipment meet Energy Star standards • Support of the GreenPower program	• 100% of purchases • Commenced in February and is ongoing

Aboriginal and Youth - skills enhancement and opportunities	• Employ four students under the Co-op students
     program
  •  Two bursaries - students of Aboriginal decent
     -  College of Commerce           $2,500
     -  Faculty of Administration     $2,500
	• Aboriginal secondment and job exchange	• Two Co-op work terms, one student on internship project • Awarded in June • Awarded in September • One secondment in place

Management Discussion:
CIC participated in several human resource initiatives in support of Aboriginal and youth opportunities including support of the Rotary "Your Future is Here" program, The Federation of Saskatchewan Indian Nations (FSIN) Science Camps and
University Career Fairs. CIC entered an agreement to participate with CareerEdge to develop internship programs in the
Crown sector with CIC engaging an intern to assist in setting up the program.

FINANCIAL SCORECARD

Corporate Strategic Objectives	Measures and Targets	2003 Results
Appropriate return to the General Revenue Fund (GRF)	• Dividend to GRF • Shareholder cash flow return on equity	• $200 million dividend declared • 13.5%

Management Discussion: CIC's remaining long-term debt and associated sinking funds were transferred to Investment Saskatchewan.

INNOVATION AND GROWTH SCORECARD

Corporate Strategic Objectives	Measures and Targets	2003 Results
Commitment to "Leading Practices" in organizational and employee development	• Satisfaction level by employee survey
  •  Training dollars at 4% of payroll
  •  Voluntary Wellness Program
        -   Average employee sick days less than four days
        -   Participation rate
	- Life style risk reduction	• Deferred to 2004 • 3.1% • 5.6 days • 77.6% • 38% completed voluntary wellness checkpoint

Our people supporting our communities	• Adopt-a-Family	• Five families supported (seven adults, 22 children)

Management Discussion:
CIC encourages employees to participate in various employer-supported volunteerism programs including United Way,
Salvation Army, Adopt-a-Family and Canadian Blood Services. CIC will continue to encourage its employees to become involved in their communities and will continue to develop strategies that support such activity. CIC's Health and
Wellness Program strives to create a quality culture and work environment through the development of policies and programs that support individual health and productivity through education, active living, encouragement and support. In
2003, CIC also offered an e-learning opportunity to staff, which provides convenient and cost effective access to web-based software courses.

2003 REVIEW / 2004 OUTLOOK

ALIGNING CIC’S STRATEGIC GOALS TO THE CROWN SECTOR PLAN

For CIC to effectively carry out its renewed vision and mission which reflects its focus as a holding company for subsidiary Crown corporations, changes to the Corporation’s strategic goals and specific initiatives for 2004 were required. This in turn necessitated changes to CIC’s Balanced Scorecard. The strategic goals and initiatives are aligned with the shareholder direction set forth in the Crown Sector Strategic Plan, as well as other strategic priorities established by the shareholder.

The following reflects the change to the Balanced Scorecard, which merged the leadership and financial perspectives, and the alignment of revised strategic goals.

Balanced Scorecard Perspective	Crown Sector Strategic Goals	CIC's Strategic Goals
Leadership and Financial	Strive to balance public accountability with each Crown corporation's need to operate in a commercially competitive environment.	Provide strategic direction for Crown corporations. Prudently manage the return from the Crown sector while supporting the Government's fiscal objectives.

Public Purpose	Contribute to social, economic and environmental public policies.	Lead and contribute in the delivery of the Government's public policy.

Customer and Stakeholder	Exceed customer expectations for products and services.	Provide exceptional service, support and communication to CIC stakeholders.

Innovation and Growth	Align human resources processes and practices with emerging sector wide issues and that support achievement of individual Crown corporation strategies.	Engage "Leading Practices" in organizational and employee growth.

CIC’S KEY INITIATIVES FOR 2004

Each year, CIC identifies new initiatives or selected strategic shareholder direction that requires significant emphasis or priority. For 2004, CIC will place its strategic focus on many new areas including the following themes:

The Public Utility Rate Commitment

The Government has committed that Saskatchewan families today and into the future will receive a package of basic utilities including home electricity, home natural gas, basic telephone services and auto insurance at a total annual cost that is as low as or lower than the same package in any other province in Canada. The Government has also committed that CIC will report annually to the people of Saskatchewan on the achievement of this objective.

Public Accountability and Reporting

A new link between those elected in the Legislature and the appointed boards of Crown corporations has been established through the appointment of Ministers Responsible for subsidiary Crown corporations.

The release of Crown 2003 Annual Reports will be staggered, to provide the opportunity for improved scrutiny. In addition, a Summary Annual Report on the performance of the utility Crowns will be provided to all homes in Saskatchewan. Also, CIC and its subsidiary Crowns will publish quarterly financial reports.

2003 REVIEW / 2004 OUTLOOK

Youth and Careers

CIC will work in conjunction with its subsidiary Crown corporations to implement a Strategic Crown Sector Human Resource Initiative that creates more opportunities for youth and Aboriginal participation in the workforce. CIC will invest in initiatives that will prepare a workforce of youth and Aboriginal people for employment to meet the human resource needs of the Crown sector in the future.

Program areas that will be pursued include: workplace and career mentorship; youth engagement and awareness; supporting youth/Aboriginal initiatives in educational institutions; leadership development to prepare youth/Aboriginal to serve on boards; careers for Saskatchewan youth/Aboriginal; and, workplace preparation and development.

CIC is committed to a partnership approach through these initiatives. Implementing workforce revitalization requires the engagement of different players and CIC will work with Crown corporations, unions, educational institutions, youth, Aboriginal, and community groups to achieve progress on different fronts.

ONGOING CORPORATE INITIATIVES

Bursaries to Students

CIC believes in the value of post secondary education and is committed to supporting our youth as they pursue their education in preparation for their careers. CIC provides a $2,500 annual bursary to a student of Aboriginal ancestry who is enrolled in the Bachelor of Commerce Program with the University of Saskatchewan and the Faculty of Administration with the University of Regina. The recipients must be entering their third or fourth year of study with a major in Finance. Academic standing is also considered. The 2003 recipients were Wilma Isbister and Jamie Green.

Environmental Responsibility

CIC supports the Province’s Green Agenda throughout the Crown sector. CIC encourages Crowns to support the Province’s Greenprint for energy conservation. In 2004, CIC plans to purchase 10,000 kilowatt hours of GreenPower per month in support of alternative, environmentally conscious energy sources. CIC employees value environmental responsibility and voluntarily undertake various environmental initiatives such as recycling consumables. CIC continues to examine the implementation of other cost-effective environmental initiatives.

Social Responsibility — CIC in the Community

CIC recognizes its corporate responsibility to the communities, organizations and individuals with which it is involved. Every year, CIC provides sponsorships and donations to support dozens of non-profit charitable and community organizations throughout Saskatchewan. CIC focuses on organizations that benefit children or disadvantaged people, or which address social, educational, cultural or recreational needs. CIC’s employees also donate their time and money to support many charitable organizations.

2003 REVIEW / 2004 OUTLOOK

CIC’S BALANCED SCORECARD FOR 2004

In concert with the refreshed strategic direction established for 2004, the Balanced Scorecard details the key elements of the 2004 performance management objectives, measures and targets.

LEADERSHIP AND FINANCIAL SCORECARD

Corporate Strategic Objectives	Measures	Targets
Effective governance and performance management of Crown subsidiaries	• Customer and shareholder expectations index • External governance rating by The Conference Board of Canada	• Score 7.4 or more • Rank in the top quartile of participating Canadian companies

Appropriate return to the General Revenue Fund	• Declare a dividend to the GRF • Shareholder cash flow return on equity	• $250 million • 16%

Proactive leadership on Crown sector issues	• Customer and shareholder expectations index	• Score 6.7 or more

CUSTOMER AND STAKEHOLDER SCORECARD

Corporate Strategic Objectives	Measures	Targets
Accountability and public reporting of the Crown sector	• Preparation of public reports - Annual Report
     and public quarterly financial reporting
  •  Summarized Annual Report to all Saskatchewan
     residences
  •  External evaluation of CIC annual reporting and
     disclosure by The Conference Board of Canada
	(next evaluation 2005)	• On time • Complete • Achieve a "B+" or better rating

Development, guidance and support to CIC Board, Crown boards and Crown executive	• Customer and shareholder expectations index - CIC Board - Crown corporation boards - Crown corporation executive	• Score 7.6 or more • Score 8.0 or more • Score 6.5 or more

Clearly articulate shareholder direction to the Crown sector	• Customer and shareholder expectations index - CIC Board - Crown corporation executive	• Score 7.0 or more • Score 6.5 or more

Capital Pension and Benefits - highly competitive benefit and pension programs	• Client base retention • New clients • Rolling four year return on contributory funds	• 100% • Two private sector • Outperform contributory fund benchmark

2003 REVIEW / 2004 OUTLOOK

PUBLIC PURPOSE SCORECARD

Corporate Strategic Objectives	Measures	Targets
The Crown sector contributes in the delivery of public policy	• Cost of basic utility rate bundle (electricity,
     natural gas, telephone and auto insurance)
  •  Provide youth and career opportunities:
     -  an educational Co-op program
     -  an intern program
	- the Centennial summer student program	• Lowest cost in Canada • 185 or more students • 100 placements • 450 or more students

CIC's workforce reflects the Saskatchewan profile	• Staff in diversity target groups • New hires in diversity target groups	• 27% or more • 25% or more

Environmental protection and advancement of the Green Agenda	• New computer systems and office equipment meet Energy Star standards • Support of the GreenPower program	• 80% or more • Purchase 10,000 kilowatt hours per month

INNOVATION AND GROWTH SCORECARD

Corporate Strategic Objectives	Measures	Targets
Commitment to "Leading Practices" in organizational and employee development	• Satisfaction level by employee survey • Training dollars as a percentage of payroll	• 77% or more • 3.1%

Aboriginal and Youth - skills enhancement and opportunities	• Youth/student term employments • Two bursaries to students of Aboriginal descent - College of Commerce - Faculty of Administration • Aboriginal secondment and job exchange	• Four students • $2,500 • $2,500 • One person

Corporate "Wellness Program"	• Average employee sick days per year • Employee voluntary participation rate	• More than four days • Reported annually

Our people supporting our communities	• Volunteer hours per year	• Reported annually

2003 REVIEW / 2004 OUTLOOK

CIC’S CORPORATE CHARTER

CIC’s Corporate Charter is a set of clear guidelines that define how people in the organization can expect to work together. The process of developing CIC’s Corporate Charter involved the participation of all employees to put into their own words CIC’s defining principles and team expectations. The purpose of the Charter is to guide the behaviors and clarify the obligations and responsibilities of its employees. The CIC Corporate Charter is designed to encourage and reinforce staff teamwork, cooperation, high productivity and effective decision-making.

GUIDING PRINCIPLES FOR CIC'S CORPORATE CHARTER
Democratic Principles We abide by our responsibilities as established in The Crown Corporations Act, 1993 and assist Ministers in serving the common good.	Professional Principles We are committed to: • excellence and merit; • providing objective and impartial advice to the Government; and, • serving the people of Saskatchewan.	Ethical Principles Honesty, integrity, and courage guide our actions and decisions. We work to achieve the goals of the Corporation and enhance its reputation in the Saskatchewan and global community.	People
Principles

We trust our colleagues,
respect their needs and
aspirations, recognize
their contributions and
commit to working as a
team in fulfilling the
Corporation's goals and
objectives; we draw
strength and creativity
from the diversity of
Saskatchewan society.

MANAGEMENT’S DISCUSSION AND ANALYSIS

MANAGEMENT’S DISCUSSION AND ANALYSIS

MAJOR LINES OF BUSINESS

CIC is involved in a broad array of industries through various forms of investment. A number of investments are held as wholly-owned subsidiaries, while others are joint ventures, partnerships and loans, held either directly by CIC or through its wholly-owned subsidiaries.

Management’s Discussion & Analysis (MD&A) of CIC’s consolidated 2003 financial results should be read in conjunction with the audited consolidated financial statements. While this MD&A is as complete as possible, CIC is bound by confidentiality agreements with its investment partners. In some cases, these agreements limit the information that CIC can release.

For purposes of the MD&A on CIC’s consolidated results, “CIC” refers to the consolidated entity.

MAJOR BUSINESS LINE	INVESTMENT	FORM OF INVESTMENT
UTILITIES:
Electricity	Saskatchewan Power Corporation (SaskPower)	wholly-owned subsidiary
Telecommunications	Saskatchewan Telecommunications Holding Corporation and Saskatchewan Telecommunications (collectively SaskTel)	wholly-owned subsidiary
Natural Gas	SaskEnergy Incorporated (SaskEnergy)	wholly-owned subsidiary
Water and Wastewater	Saskatchewan Water Corporation (SaskWater)	wholly-owned subsidiary
Land and Property Registration Services	Information Services Corporation of Saskatchewan (ISC)	wholly-owned subsidiary

INSURANCE:
Property and Casualty	Saskatchewan Government Insurance (SGI)	wholly-owned subsidiary

COMMODITY-BASED INVESTMENTS:
Several	Investment Saskatchewan Inc.	wholly-owned subsidiary
Heavy Oil	NewGrade Energy Inc. (NewGrade)	50.0 per cent equity interest

ECONOMIC GROWTH:
Infrastructure	Saskatchewan Opportunities Corporation (SOCO)	wholly-owned subsidiary
Immigrant Investor Program	Saskatchewan Government Growth Fund Management Corporation (SGGF)	wholly-owned subsidiary

TRANSPORTATION:
Passenger and Freight Transportation	Saskatchewan Transportation Company (STC)	wholly-owned subsidiary

Profiles of each subsidiary Crown corporation and NewGrade, as a major investment, are included in this section. Each subsidiary Crown corporation prepares an annual report which is tabled in the Legislative Assembly. For additional information please refer to these annual reports.

MANAGEMENT’S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

Earnings for the year were $347.4 million (2002 — $294.1 million restated). Excluding non-recurring losses of $15.8 million (2002 — gains of $71.0 million), and income tax recovery of $0.5 million (2002 — $6.5 million expense), earnings from ongoing operations were $362.7 million (2002 — $229.6 million restated). Non-recurring items in 2003 consisted of a $9.4 million write-down in goodwill related to the Corporation’s investment in Retx, Inc. and a $6.4 million provision taken on Persona Inc. Non-recurring items in 2002 primarily consisted of the Corporation’s gain on sale of Cameco Corporation shares of $111.4 million offset by a provision taken on Austar United Communications Limited of $40.4 million.

Revenues were $3,821.6 million (2002 — $3,529.8 million restated), an increase of $291.8 million. The increase was due to a $317.9 million increase in operating revenues, offset by decreases in investment income of $13.7 million and a decrease in other revenue of $12.4 million.

Operating revenues were $3,753.5 million (2002 — $3,435.6 million restated). The $317.9 million increase was mainly due to higher utility sales, increased insurance premiums, an increase in world oil prices increasing revenue at NewGrade and general increases in sales from other commodity based investments. Utility sales were $2,735.4 million (2002 — $2,576.4 million restated), an increase of $159.0 million, primarily due to higher sales by SaskPower ($119.4 million), and SaskEnergy ($37.6 million). SGI’s revenue increased by $28.9 million due mainly to growth in Saskatchewan premiums. Revenues from the Corporation’s share of NewGrade increased by $96.8 million, reflecting higher prices for its reconstituted crude oil product. The Corporation also recorded revenue increases in other commodity based investments totalling $17.8 million.

Investment earnings were $39.1 million (2002 — $52.8 million restated). The $13.7 million reduction mainly reflects lower earnings from Investment Saskatchewan’s loan portfolio, as well as a decrease in interest income at the holding company.

Expenses were $3,458.9 million (2002 — $3,300.2 million restated), an increase of $158.7 million. The primary factors were higher fuel and purchased power costs for SaskPower ($176.8 million), an increase in input costs at NewGrade ($80.0 million), an increase in operating costs at SaskTel ($32.6 million) reflecting higher expenses for growth initiatives, and increases in costs for Investment Saskatchewan’s commodity based investments ($14.4 million). Interest costs were $122.4 million (2002 — $270.7 million) reflecting foreign currency exchange gains of $150.0 million due to a strong appreciation in the Canadian currency against the U.S. dollar. Amortization costs of $423.2 million increased by $26.1 million, reflecting an increase in capital assets.

CIC spent $997.5 million (2002 — $1,003.1 million restated) on new investment and capital acquisitions. The $5.6 million decline reflects a $58.6 million decrease in capital spending largely offset by a $53.0 million increase in investment activity, mainly due to SGI turning over its investment portfolio.

Debt at December 31, 2003 was $3,358.4 million (2002 — $3,523.5 million restated), a decrease of $165.1 million. The decrease in debt was largely attributable to lower debt at SaskPower ($84.4 million), SaskTel ($31.2 million), NewGrade ($23.9 million), SaskEnergy ($18.9 million), and CIC’s non-consolidated debt (i.e., debt held by the holding company) ($25.9 million), partly offset by increases at SOCO ($8.9 million), Investment Saskatchewan ($7.1 million), SaskWater ($1.7 million) and ISC ($1.5 million).

MANAGEMENT’S DISCUSSION AND ANALYSIS

LIQUIDITY AND CAPITAL RESOURCES

Cash Flow Highlights (millions of dollars)
	2003	2002 Restated
Cash from Operations	$774.0	$771.8
Cash Used in Investing Activities	(510.8)	(327.5)
Dividends Paid	(300.0)	(200.0)
Equity Repaid	--	(181.3)
Debt Proceeds Received	257.1	17.8
Debt Repaid	(203.7)	(90.8)
Other Financing Activities	(20.1)	45.7
(Decrease) Increase in Cash	$(3.5)	$35.7

Liquidity

CIC and its subsidiary Crowns finance their capital requirements through internally generated cash flow and borrowing. The GRF borrows in capital markets on behalf of Crowns. The GRF has ample access to capital markets for anticipated borrowing requirements.

Operating, Investing and Financing Activities

Cash from operations was $774.0 million (2002 — $771.8 million restated). The $2.2 million increase was primarily due to changes in non-cash items from operations and working capital, largely offset by higher earnings.

Cash used in investing activities was $510.8 million (2002 — $327.5 million restated). The $183.3 million increase reflects significant receipts in 2002 from the sale of the Corporation’s Cameco Corporation shares.

Cash used in financing activities was $266.7 million (2002 — $408.6 million restated). The $141.9 million decrease reflects higher proceeds from debt placements net of repayments ($126.4 million) and lower payments to the GRF ($81.3 million), partly offset by increased use of cash for other financing activities ($65.8 million).

Debt Management

CIC and its subsidiary Crowns prudently manage their debt to maintain and enhance their financial flexibility. The CIC Board has approved debt targets for CIC and its commercial subsidiaries that take into account their individual circumstances and industry benchmarks.

MANAGEMENT’S DISCUSSION AND ANALYSIS

MANAGEMENT’S DISCUSSION AND ANALYSIS

FIVE-YEAR OPERATIONAL REVIEW At corporate fiscal year end
	2003	2002	2001	2000	1999

SaskPower
Number of permanent full time employees	2,376	2,350	2,286	2,192	2,120
Total customers	436,478	434,234	432,061	431,357	428,024
Avg. annual usage/residential customer (kilowatt hours)	8,208	8,100	7,923	7,807	7,799
Power lines (kilometres of poles)	152,837	152,110	151,750	151,247	150,656

SaskTel
Number of permanent full time employees
SaskTel Wireline	3,390	3,370	3,354	3,370	3,819
Diversified operations**	763	802	747	507	435
Total	4,153	4,172	4,101	3,877	4,254

Operating revenue ($thousands)	899,390	893,485	863,426	785,609	763,461
Network access services	610,717	613,695	616,292	621,766	621,946
Cellular access services	286,250	259,071	240,492	218,856	188,002
Internet access services	148,853	128,501	106,204	88,427	66,435
Originated minutes (thousands)	1,406,788	1,437,747	1,442,165	1,406,739	1,273,545
** Includes SaskTel International, SaskTel Wireless,
DirectWest, SecurTek and Other

SaskEnergy
Number of permanent full time employees	805	808	819	812	809
Total distribution customers	325,504	323,721	321,612	320,340	317,219
Residential annual average usage (cubic metres)	3,420	3,478	3,173	3,497	3,316
Distribution pipelines (km)	65,679	65,491	65,243	64,864	64,169
Transmission pipelines (km)	14,082	13,940	13,837	13,787	13,733
Compressor horsepower (hp)	103,850	104,620	104,620	104,375	104,375
Peak day gas flows (petajoules)	1.46	1.30	1.30	1.36	1.28

SGI
Number of permanent full time employees	1,454	1,457	1,454	1,403	1,402
Premiums written ($thousands)	249,025	225,856	191,734	165,523	164,183
Number of policies in force	470,018	448,397	444,163	422,770	426,964
Number of claims	78,537	75,634	76,404	69,014	67,720

NewGrade
Number of permanent employees	173	183	185	183	181
Average plantgate differentials ($Cdn/barrel)	8.07	7.72	13.51	8.35	5.07
Crude oil processed (barrels per day)	59,400	55,200	55,900	58,300	51,300
Third party debt ($millions)	84	108	131	168	204

MANAGEMENT’S DISCUSSION AND ANALYSIS

UTILITIES

SaskPower

PROFILE	SaskPower is the principal supplier of electricity in Saskatchewan. Founded as the Saskatchewan Power Commission in 1929,
SaskPower was incorporated as a provincial Crown
corporation in 1950 and operates under the mandate and authority of The Power Corporation Act.
SaskPower's mission is to deliver power in a safe, reliable, cost-effective, and environmentally responsible manner.

SaskPower's aggregate generating capacity is 3,505 megawatts (MW). This includes the
3,056 MW capacity of SaskPower's facilities - three coal-fired stations, seven hydro stations, four natural gas stations and one wind facility - and 449
MW of contracted capacity. SaskPower
maintains 152,837 kilometres of power lines.

SaskPower's 2,376 permanent full-time employees work in three business units, five corporate groups, and three
subsidiaries (NorthPoint Energy Solutions Inc., Power Greenhouses Inc.,
and SaskPower International Inc.).

2003 RESULTS	• Earnings were $187.2 million (2002 - $136.6 million restated1).
•  Revenue of $1,243.5 million (2002 - $1,124.1 million) increased due to higher export and
   Saskatchewan sales.
•  Expenses of $1,170.6 million (2002 - $993.8 million restated) increased due to higher fuel and purchased power costs as a result of rising natural gas prices and increased generation to meet the growth in sales volumes.
•  Foreign exchange gains of $112.8 million (2002 - $6.3 million) are attributable to translation gains on U.S. dollar denominated long-term debt. The Canadian dollar closed 2003 at
   U.S.$0.7738 (2002 - U.S.$0.6331).
•  Debt of $1,801.5 million (2002 - $1,885.8 million), decreased due to the revaluation of the
   U.S. dollar denominated debt.
•  Capital spending of $266.6 million (2002 - $305.4 million) was for new wind generation, customer connections and to extend the life of existing infrastructure.

 [1]Changes in Accounting Policy: SaskPower adopted the new Canadian Institute of Chartered Accountants (CICA) standard for asset retirement obligations effective January 1, 2003. Net impact was a $10.0 million increase to earnings and a $180.8 million increase to closing equity in 2002.

2004 OUTLOOK	• Earnings are expected to decline relative to 2003 due largely to an anticipated stabilization of the U.S./Canadian dollar exchange rate.
•  SaskPower plans to continue to make significant investments in its generation, transmission and distribution infrastructure with anticipated capital expenditures of about $300 million in 2004.
•  A partnership between SaskPower International and ATCO Power will expand wind generating capacity in Saskatchewan by 150 MW over the next three years.

KEY FACTORS AFFECTING PERFORMANCE	• Weather conditions.
•  Export markets.
•  Volatility of natural gas prices.
•  Availability of relatively low cost hydro and coal generation.
•  Translation value of the Canadian dollar in relation to the United States dollar.

KEY FINANCIAL DATA	• Total assets of $3.6 billion (2002 - $3.6 billion).
•  Debt ratio of 57 per cent (2002 - 57 per cent restated).
•  Return on equity of 14 per cent (2002 - 10 per cent restated).
•  Dividend declared to CIC of $168.5 million (2002 - $82.3 million).

MANAGEMENT’S DISCUSSION AND ANALYSIS

UTILITIES (continued)

SaskTel

PROFILE	SaskTel is Saskatchewan's leading full service communications company providing voice, data,
Internet, entertainment, web-hosting, wireless, text and messaging services over a digital network. SaskTel has 4,153 permanent full-time employees. Through interconnection agreements, SaskTel is part of the national and global communications network.

SaskTel also diversifies to build value for the future. Saskatchewan Telecommunications
International Inc. markets advanced technological and software solutions to clients around the world. DirectWest Publishing Partnership provides directories (print and online) and continues to add new multimedia products and services. SaskTel also has investments in companies that provide communication and entertainment for the healthcare industry, remote security monitoring, broadband Internet streaming, pawnshop transaction tracking, telecommunications products and services outside SaskTel's traditional territory, load monitoring and curtailment services for the energy sector, and wireless point of sale.

2003 RESULTS	• Earnings were $85.1 million (2002 - $65.1 million). SaskTel recorded a non-cash foreign currency translation gain of $22.9 million on U.S. dollar denominated debt and investment related write-downs totalling $20.5 million. Income from operations was $112.8 million
   (2002 - $139.5 million).
•  Revenue of $899.4 million (2002 - $893.5 million) was higher due to increased revenue from
   Navigata Communications Inc. and SecurTek Monitoring Solutions Inc., and increased cellular, Internet and entertainment services revenues. These increases were partially offset by reductions in long distance and data revenues.
•  Operating expenses of $786.6 million (2002 - $754.0 million) were higher due to increased spending on growth and diversification initiatives, salaries and benefits, and reduced pension income. This was partially offset by reduced contribution and carrier costs, and cost savings of $10.0 million from the Operational Efficiency Program.
•  Interest costs of $9.3 million (2002 - $33.7 million) decreased primarily due to a foreign currency gain of $22.9 million (2002 - $0.9 million).
•  Debt was $408.2 million (2002 - $439.5 million).
•  Capital spending of $127.7 million (2002 - $165.0 million) continued to focus on growth and diversification initiatives such as Max™ Interactive Services, high speed Internet,
   CommunityNet and digital cellular expansion.

2004 OUTLOOK	• SaskTel expects earnings to be lower than prior years. It is anticipated that revenues will be challenged by competitive pressures and regulatory directives. Pension related expenses are also expected to increase.
•  Competition continues to erode margins from traditional services, and competitive pressures from wireless and Internet providers continue to increase. SaskTel will pursue growth and diversification initiatives to offset these pressures.
•  SaskTel will maintain its focus on cost savings through the implementation of operational efficiency initiatives.

KEY FACTORS AFFECTING PERFORMANCE	• Next generation technologies delivering Internet protocol products and services through traditional and new, non-traditional competitors.
•  Ability to develop new products and services to support growth and diversification initiatives.
•  Ability to realize cost savings from process improvements while maintaining a high quality of customer service.
•  Changes in policies and regulations coming from Canadian Radio-television and
   Telecommunications Commission decisions.
•  Competitive pressures in Internet, wireless and long distance markets.

KEY FINANCIAL DATA	• Total assets $1.2 billion (2002 - $1.2 billion).
•  Debt ratio of 38 per cent (2002 - 40 per cent).
•  Return on equity of 13 per cent (2002 - 10 per cent).
•  Dividend declared to CIC of $76.6 million (2002 - $58.6 million).

MANAGEMENT’S DISCUSSION AND ANALYSIS

UTILITIES (continued)

SaskEnergy

YOUR NATURAL CHOICE®

PROFILE	SaskEnergy has the legislated franchise for the distribution and transmission of natural gas within Saskatchewan. The distribution system provides natural gas service to over 325,000 residential, farm, commercial and industrial customers over a 65,000 kilometre pipeline distribution system. The transmission system provides transportation service to the distribution system, producers, marketers and large volume end-use customers within Saskatchewan and interconnecting pipelines. As of December 31, 2003, SaskEnergy had 805 permanent full-time employees.

SaskEnergy has seven wholly-owned subsidiaries:
•  TransGas Limited (TransGas) - natural gas transportation and storage;
•  Many Islands Pipe Lines (Canada) Limited - transports natural gas to and from other jurisdictions;
•  Bayhurst Gas Limited - owns natural gas in storage and related facilities, and natural gas royalty interests;
•  SaskEnergy International Incorporated - international consulting services and holds equity investments;
•  Swan Valley Gas Corporation - natural gas distribution utility in the Swan Valley area of western Manitoba;
•  Saskatchewan First Call Corporation - utilizes a database of certain Saskatchewan pipeline systems for use by landowners and others to determine line locations; and,
•  SaskEnergy Nova Scotia Holdings Ltd. - holds SaskEnergy's interest in a natural gas distribution utility in Nova Scotia.

2003 RESULTS	• Earnings were $41.0 million (2002 - $6.9 million).
•  Revenue of $317.5 million (2002 - $274.5 million) rose due to higher transportation volumes and increased revenue earned from natural gas marketing activities.
•  Operating expenses were $249.2 million (2002 - $243.1 million).
•  SaskEnergy incurred a loss on commodity sales of $27.3 million (2002 - $24.6 million).
•  Debt was $772.9 million (2002 - $791.8 million). The decline was primarily due to improved earnings which allowed SaskEnergy to repay a portion of its short-term debt.
•  Capital spending of $77.6 million (2002 - $56.8 million) was primarily for new customer connections, supporting pipeline system expansion and pipeline integrity programs.
•  SaskEnergy's commodity rate to its customers was among the lowest of the provincial utilities.
•  Net new customer additions to the distribution system were 1,783 (2002 - 2,109).
•  The transmission pipeline system throughput increased by three per cent compared to 2002.
•  SaskEnergy, along with its partners and the employees of Heritage Gas Limited, celebrated the commissioning of the first section of the natural gas distribution system in Nova Scotia.

2004 OUTLOOK	• The majority of the distribution utility's loss on commodity sales in 2002 and 2003 is anticipated to be recovered in 2004.
•  TransGas implemented a two per cent rate reduction for 2004.
•  TransGas will continue to develop a new storage project near Saskatoon which will serve the needs of a growing demand in the Saskatoon area.
•  The Shackleton natural gas reserve development will continue to provide incentive for increased drilling and production activity in 2004.

KEY FACTORS AFFECTING PERFORMANCE	• Weather. A one per cent change in winter temperature affects net income by approximately
   $0.7 million (warmer weather decreases revenue, colder weather increases revenue).
•  Energy conservation efforts by customers are expected to continue to reduce consumption.
•  Volatility of natural gas prices.
•  Energy transported on the transmission system can be affected by the level of natural gas production in Saskatchewan and demand for natural gas within the Province.

KEY FINANCIAL DATA	• Total assets of $1.2 billion (2002 - $1.2 billion).
•  Debt ratio of 72 per cent (2002 - 73 per cent).
•  Return on equity of 14 per cent (2002 - two per cent).
•  Dividend declared to CIC of $26.7 million (2002 - $4.5 million).

23

MANAGEMENT’S DISCUSSION AND ANALYSIS

UTILITIES (continued)

SaskWater
 The Quality Advantage

PROFILE	SaskWater is a fully commercial Crown corporation supplying treated and raw water, certified operation and maintenance of water and wastewater treatment facilities, as well as project management services to municipal, industrial, government and domestic customers in the Province.

SaskWater owns and operates 12 regional water supply systems, six municipal water treatment systems, two wastewater treatment systems and four irrigation projects in the Province. These regional and municipal systems serve 36 industrial customers and over 37,000 Saskatchewan residents in 46 municipalities.

Headquartered in Moose Jaw, SaskWater has 72 permanent employees and offices in Watrous,
Prince Albert, Saskatoon, Hanley, Wakaw, Melfort and White City.

2003 RESULTS	• Loss before grant funding was $3.4 million (2002 - $3.3 million loss including a $1.3 million loss from discontinued operations).
•  CIC provided an operating grant of $1.1 million (2002 - nil).
•  Revenues of $16.0 million (2002 - $14.5 million) increased primarily due to higher consumption by existing clients and the addition of two new customers.
•  Expenses of $19.4 million (2002 - $16.5 million) increased relative to 2002, reflecting the full year impact of overhead and administrative expenses which were not included as utility specific expenses in prior years.
•  Interest costs were $3.6 million (2002 - $3.2 million).
•  Debt was $51.4 million (2002 - $49.6 million).
•  Capital expenditures of $3.2 million (2002 - $5.7 million) were primarily to expand regional systems to serve Star City and Cudworth, as well as the purchase of the White City water treatment plant.
•  Total water sales increased to 4.2 billion gallons (2002 - 3.8 billion gallons), primarily as a result of increased raw water sales to industrial customers.

2004 OUTLOOK	• Results are expected to be similar to 2003.
•  SaskWater expects to invest up to $8.5 million in municipal and industrial water supply and treatment infrastructure projects in the Province.
•  Water sales revenues are expected to rise.
•  SaskWater expects demand for its services as a solutions provider to the municipal market to continue to increase as enhanced regulation legislated by Saskatchewan Environment comes into full effect in 2005.
•  Services revenues are also expected to rise.

KEY FACTORS AFFECTING PERFORMANCE	• One third of revenue is dependent upon raw water sales to industrial customers. • Weather. Drought increases water sales. • Regulation. Increased regulation creates more demand for services.
KEY FINANCIAL DATA	• Total assets of $69.2 million (2002 - $70.1 million). • Debt ratio of 81 per cent (2002 - 77 per cent). • SaskWater was not expected to declare a dividend to CIC.

MANAGEMENT’S DISCUSSION AND ANALYSIS

UTILITIES (continued)

Information
Services
Corporation
of Saskatchewan

PROFILE	Information Services Corporation of Saskatchewan (ISC) was established on January 1, 2000.
It is responsible for the administration of land titles and survey legislation and of the Personal
Property Registry (PPR). Its mandate includes the re-evaluation, redesign and automation of
Saskatchewan's land titles system and its integration with the provincial survey, mapping and geographic information systems, including the development of a foundation for common services.

Effective January 1, 2000, ISC assumed the assets and operations of the provincial Land Titles system, previously part of Saskatchewan Justice, as well as the SaskGeomatics Division of
Saskatchewan Property Management Corporation (SPMC). Effective January 1, 2001, ISC
assumed the operations of the Personal Property Registry of Saskatchewan Justice.

As of year-end 2003, ISC employed 281 staff.

2003 RESULTS	• Loss was $5.8 million (2002 - $6.2 million) including a $2.9 million payment to the GRF in the first quarter of 2003. The requirement to pay $2.9 million per quarter to the GRF was suspended April 1, 2003.
•  Loss from operations was $2.9 million (2002 - $8.8 million).
•  Revenues of $36.7 million (2002 - $27.2 million) increased $9.5 million from 2002 primarily related to a full year under the new Land Titles Automated Network Development (LAND)
   System and a rebalanced Land Registry fee model.
•  Operating expenses were $39.5 million (2002 - $36.0 million). The increase was primarily related to reorganization costs, higher amortization and higher financing costs.
•  Debt was $62.9 million (2002 - $61.4 million).
•  Capital spending was $6.2 million (2002 - $13.7 million) primarily related to LAND development costs and system enhancements. Completion of title conversion and Geographic Information
   Systems conversion was achieved in 2003.

2004 OUTLOOK	• ISC will continue to focus on engaging clients in establishing priorities for system and process enhancements.
•  ISC will continue implementation of National Quality Institute (NQI) standards of excellence for leadership, planning, customers, people, suppliers and partners.
•  ISC will continue the Land Registry Business Improvement Initiative, which will address customer priorities through on-line Land Registry submissions and improved title accuracy.
•  ISC will commence the PPR re-write to provide customers with a fully integrated self-serve,
   Internet-based application.
•  Rebalanced fee model for PPR services and Geomatics is planned.
•  ISC expects to become profitable in 2004.

KEY FACTORS AFFECTING PERFORMANCE	• Volume of searches and registrations. • Customer satisfaction. • Acceptance of proposed rebalanced fee model for PPR and Geomatics. • Interest rates.
KEY FINANCIAL DATA	• Total assets of $54.8 million (2002 - $59.7 million). • ISC was not expected to declare a dividend to CIC.

MANAGEMENT’S DISCUSSION AND ANALYSIS

TRANSPORTATION
STC
 The Bus Company

PROFILE	Saskatchewan Transportation Company (STC) is a common bus carrier providing passenger transportation, parcel express and freight services throughout Saskatchewan. STC owns and operates depots in Regina, Saskatoon and Prince Albert. It serves 275 communities in the
Province, providing more than 3.2 million passenger miles in service each year.

STC has 234 employees.

2003 RESULTS	• Loss before grant was $4.6 million (2002 - $4.0 million).
•  CIC provided grants of $3.5 million (2002 - $4.8 million) to cover the operating cash shortfall and capital expenditures. The operating grant was $1.6 million (2002 - $2.4 million) and the capital grant was $1.9 million (2002 - $2.4 million).
•  Revenues were $13.6 million (2002 - $13.4 million).
•  Expenses of $18.2 million (2002 - $17.5 million) increased primarily due to higher wages and vehicle maintenance expenses.
•  Demand operating loan of $0.3 million (2002 - nil).
•  Capital expenditures were $2.3 million (2002 - $1.8 million).

2004 OUTLOOK	• STC anticipates a $0.6 million increase in its cash shortfall due to reduced revenues and cost inflation.
•  STC expects capital spending of $2.1 million, mainly for coach replacement.
•  No significant changes to routes are anticipated.
•  STC will be monitoring the federal government's response to the Senate report on bus service deregulation.
•  As a result of an audit conducted to determine compliance with The Employment Equity Act
   (Canada), STC may request additional capital funding to upgrade its facilities to improve accessibility.

KEY FACTORS AFFECTING PERFORMANCE	• Fuel prices.
•  Declining freight market due to depressed rural economy.
•  Declining passenger base due to changing demographics.
•  The Collective Agreement with the Amalgamated Transit Union expired on December 31, 2003.

KEY FINANCIAL DATA	• Total assets of $18.3 million (2002 - $19.3 million). • STC receives grant funding and was not expected to declare a dividend to CIC.

MANAGEMENT’S DISCUSSION AND ANALYSIS

INSURANCE
 SGI
 CANADA

PROFILE	SGI, under the trade name of SGI CANADA, conducts a competitive property and casualty insurance business offering a comprehensive line of home, tenant, farm, automobile extension and commercial coverage. SGI acts as the administrator of the Saskatchewan Auto Fund, the
Province's compulsory vehicle insurance program (see opposite). SGI CANADA Insurance
Services Ltd. (SCISL), a subsidiary of SGI, sells insurance in other provinces directly and through the Insurance Company of Prince Edward Island (ICPEI) and Coachman Insurance Company of
Ontario (Coachman).

SGI employs more than 1,500 full-time and part-time permanent employees and operates 21 claims centres and five salvage centres in 13 communities across the Province.

2003 RESULTS	• Earnings were $21.2 million (2002 - $8.8 million loss). The improvement was primarily due to substantially better underwriting results in Saskatchewan and from the Ontario automobile product sold by its subsidiary, Coachman.
•  Revenues were $260.6 million (2002 - $226.5 million restated). The increase was primarily due to growth in Saskatchewan premiums and higher investment earnings resulting mainly from improved gains realized on the sale of investments and lower write-downs.
•  Claims and expenses were $238.4 million (2002 - $234.4 million restated). The increase was primarily due to higher commission and premium tax expenses, which increase as the premium base grows, partially offset by lower claims costs.
•  Capital spending was $0.8 million (2002 - $0.2 million).

2004 OUTLOOK	• Growth in the property and casualty business in Ontario is expected to continue as the network of Coachman brokers is utilized further for expansion into the personal and commercial property market in 2004.
•  SGI CANADA expects to remain profitable.

KEY FACTORS AFFECTING PERFORMANCE	• Weather conditions (i.e. storm activity).
•  Geographic diversification and the purchase of reinsurance, which passes part of the risk to other insurers, mitigate the effect of adverse weather conditions in Saskatchewan.
•  Capital markets have a significant impact on investment earnings and profitability.
•  Competition and the regulatory environment.

KEY FINANCIAL DATA	• Total assets of $482.3 million (2002 - $450.7 million restated).
•  Net risk ratio[1] of 2.7 (2002 - 2.8).
•  Return on equity of 24 per cent (2002 - negative 10 per cent).
•  Dividend declared to CIC of $13.8 million (2002 - nil).
 [1]Premiums written in relation to statutory capital and surplus, a performance indicator widely used in the insurance industry.

MANAGEMENT’S DISCUSSION AND ANALYSIS

INSURANCE (continued)

Saskatchewan Auto Fund

PROFILE	The Saskatchewan Auto Fund (the Fund) is a compulsory provincial vehicle insurance program administered by SGI. The Fund provides vehicle registrations, driver's licences and related services for more than 850,000 vehicles and 665,000 drivers in Saskatchewan. The Fund is intended to operate on a break-even basis over time.

The Fund is not a CIC subsidiary Crown corporation. Its results are included in this report because of SGI's administration of the Fund. The results of the Fund are not included in CIC's or
SGI's consolidated financial statements.

2003 RESULTS	• Earnings were $11.5 million (2002 - $0.9 million).
•  The Rate Stabilization Reserve was $14.4 million (2002 - $2.8 million).
•  Revenues were $541.3 million (2002 - $513.2 million). The increase was due to higher investment earnings and growth in premium revenue. Investment earnings improved due to higher gains on the sale of investments combined with lower investment write-downs.
   Premium revenue rose due to an increase in the number of insured vehicles and a newer mix of vehicles, which cost more to insure.
•  For the third consecutive year the Fund did not increase rates. The Safe Driver Recognition discount increased from seven to eight per cent, resulting in many vehicle owners paying lower rates in 2003.
•  Total claims and expenses were $529.7 million (2002 - $512.4 million). Claim costs increased by
   $16.5 million due to a higher number of collision claims and increased costs to repair vehicles, partially offset by lower bodily injury claim costs due to a reduction in the estimate of unpaid claims from prior years.
•  Capital spending was $1.0 million (2002 - $4.9 million).

2004 OUTLOOK	• In 2004, the Safe Driver Recognition maximum discount for private vehicles increases from eight per cent to nine per cent.
•  A Business Recognition discount program for commercial vehicle owners will be implemented.

KEY FACTORS AFFECTING PERFORMANCE	• Winter driving conditions and summer storm activity have a significant effect on the financial results of the Fund.
•  Reinsurance protection is purchased to mitigate the effect of catastrophic events.
•  Capital markets have a significant impact on investment earnings.

KEY FINANCIAL DATA	• Total assets of $990.5 million (2002 - $922.7 million). • Rate Stabilization Reserve of $14.4 million (2002 - $2.8 million).

MANAGEMENT’S DISCUSSION AND ANALYSIS

COMMODITY-BASED INVESTMENTS

INVESTMENT
SASKATCHEWAN

PROFILE	Investment Saskatchewan Inc. (formerly CIC Industrial Interests Inc.) was incorporated on
November 14, 1979 as a wholly-owned subsidiary of CIC. Effective September 3, 2003, Investment
Saskatchewan was named a designated subsidiary Crown corporation. Investment
Saskatchewan's mandate is to enhance Saskatchewan's long-term economic growth and diversification through the provision of investment capital and financing and to prudently manage portfolios of commercially viable investments.

Directly or through fund relationships, Investment Saskatchewan has provided loans to various businesses with operations in Saskatchewan. Investment Saskatchewan also has equity positions in various businesses, including private sector partnerships and joint ventures, located in Saskatchewan. Investments are in a number of industries including insurance; meat processing; pulp; oriented strand board (OSB); fertilizer; and, hog production.

Investment Saskatchewan has one contract employee, (the Acting President and Chief
Executive Officer) with remaining management contracted with CIC.

2003 RESULTS	• Earnings were $7.5 million (2002 - $11.6 million).
•  Revenue was $209.4 million (2002 - $199.4 million). Favorable beef, pulp and OSB sales volumes and prices were partially offset by the negative impacts of poor pork market conditions, the rising Canadian dollar on sales denominated in U.S. dollars, and lower interest revenue related to deferral of repayment of the HARO Financial Corporation (HARO) term loan.
•  Expenses were $203.5 million (2002 - $184.8 million) primarily due to increased beef related operating expenses, expenses related to newly acquired hog operations, and exchange losses as a result of the increase in Canadian/U.S. foreign exchange rates.
•  Recovery of investment losses was $1.4 million (2002 - $3.0 million provision for investment losses).
•  Debt was $64.4 million (2002 - $57.3 million).
•  Cash used in investing activities of $23.7 million (2002 - $19.8 million) was primarily for loan disbursements ($6.0 million), Prairie Ventures Limited Partnership ($5.0 million), Meadow Lake
   OSB Limited Partnership ($3.8 million) and Pangaea Systems Inc. ($2.0 million).

2004 OUTLOOK	• Should suitable opportunities arise, Investment Saskatchewan anticipates up to $50 million in new investments.
•  HARO expects to receive distributions from its investment in Crown Life.
•  Pulp prices are expected to be volatile, but end the year stronger than 2003. The currency exchange rate is expected to have an ongoing negative impact on Canadian pulp producers.
•  OSB prices are expected to be relatively strong through the first half, with a slight weakening in the last half of the year. The OSB mill is in the start-up phase and therefore is not expected to produce at its full capacity in 2004.
•  Due to the combination of expected stable natural gas prices and continued strong fertilizer prices, positive earnings from fertilizer operations are anticipated.
•  Continued pressure on pricing is expected for livestock and meat industries.

KEY FACTORS AFFECTING PERFORMANCE	• Prices for pulp, OSB, livestock and meat.
•  Demand for meat products and livestock due to BSE and other market uncertainties.
•  U.S./Canadian exchange rate.
•  Input costs such as bleaching chemicals, wood, liquid gas refrigerants, natural gas, and livestock feed.
•  Continued improvements to production facilities and utilization of available capacity.
•  The impact of North American real estate markets, risk management practices, investment performance, and outcomes of outstanding insurance litigation on Crown Life financial and operational results which would in turn impact Crown Life's ability to make distributions to HARO.

KEY FINANCIAL DATA	• Total assets of $691.2 million (2002 - $663.7 million). • Return on equity of two per cent (2002 - three per cent). • Dividend declared to CIC was nil (2002 - $11.6 million).

MANAGEMENT’S DISCUSSION AND ANALYSIS

COMMODITY-BASED INVESTMENTS (continued)
 NewGrade Energy Inc.
(NewGrade)

PROFILE	NewGrade operates a heavy oil upgrading facility in Regina. It is owned equally by CIC and
Consumers' Co-operative Refineries Limited (CCRL), a wholly-owned subsidiary of Federated
Co-operatives Limited of Saskatoon. NewGrade has an annual processing capacity of approximately 22 million barrels of heavy crude oil.

NewGrade has 173 permanent employees.

2003 RESULTS	• Price differentials were higher than in 2002 and contributed to NewGrade's positive net earnings in 2003. Increased throughputs, improved synthetic crude pricing and volumes, and lower operating costs also contributed to the successful year.
•  The average price differential between NewGrade's heavy crude oil feedstock and its reconstituted crude product was above operating break-even levels for the entire year.
•  Each shareholder received a dividend of $7.6 million.

2004 OUTLOOK	• Industry analysts forecast price differentials to remain fairly high compared to historic levels.
•  NewGrade expects to process about the same volume of heavy crude as in 2003.
•  Financial performance is expected to remain strong compared to historical results, due to the combination of continuing relatively high price differentials and increased throughput.
•  A cash dividend to the shareholders is expected at the end of 2004.

KEY FACTORS AFFECTING PERFORMANCE	• Price differentials. At budgeted operating levels, a $1 per barrel change in the price differential affects annualized earnings and cash flow by $19.9 million.
•  Changes in the U.S./Canada exchange rate affect crude oil prices in Canada, and proportionately affect the price differential. A lower exchange value for the Canadian dollar increases the price differential and vice versa.
•  The effect of U.S./Canada exchange rate changes on price differentials is partially offset by the effect on the cost of servicing U.S. dollar debt.
•  Natural gas input costs. A $0.10 per gigajoule change in the price of natural gas affects annualized earnings and cash flow by $1.0 million.

KEY FINANCIAL DATA	• Contribution to consolidated financial results (by NewGrade fiscal year):

          revenue      - $488.8 million
          (2002         - $386.8 million)

          earnings     - $ 32.3 million
          (2002         - $   6.5 million)

         assets         -  $177.4 million
         (2002          - $188.8 million)

MANAGEMENT’S DISCUSSION AND ANALYSIS

ECONOMIC GROWTH
SOCO

SASKATCHEWAN
OPPORTUNITIES
CORPORATION

PROFILE	The 2003 fiscal year marked SOCO's first full year of operation as purely a research park management company. Prior to that, SOCO also provided financing to small and medium sized
Saskatchewan businesses involved in exporting or import replacement. In 2002, the government announced that SOCO's investment portfolio would be transferred to Crown Investments
Corporation. This transfer was completed at the end of 2002 and SOCO focused entirely on its research park operations in 2003.

During 2003, SOCO pursued its mission to support the growth and success of the Saskatchewan technology sector through the development and operation of research parks. SOCO operates
Innovation Place in Saskatoon, the Regina Research Park at the University of Regina and the
Saskatchewan Forest Centre in Prince Albert. These research parks attract businesses that lead development in their respective sectors.

The Research Parks have helped their clients generate approximately $400 million of direct economic impact for the Province every year. Approximately 3,000 people work within the research parks.

At December 31, 2003, SOCO had 63 employees.

2003 RESULTS	• Loss was $0.2 million (2002 - $1.4 million loss).
•  Revenues of $26.2 million (2002 - $22.2 million) included GRF grants of $6.6 million
   (2002 - $4.4 million).
•  Operating revenues of $19.6 million (2002 - $17.8 million) increased primarily due to the acquisition of two buildings, and the full year impact of a new building at Innovation Place.
•  Expenses of $26.4 million (2002 - $24.7 million) increased largely due to higher rental and development expenses relating to the new buildings.
•  Debt increased to $151.2 million (2002 - $142.3 million) to support capital spending.
•  Capital spending of $18.2 million (2002 - $2.3 million) was primarily for the purchase of two buildings in Regina and the on-going construction of the Saskatchewan Forest Centre.
•  The purchase of the two buildings was recorded at the carrying value at the transaction date, which differed from the exchange amount. The $4.0 million difference was charged to retained earnings.

2004 OUTLOOK	• SOCO expects to see greater activity in the information services sector as well as the advanced technology sector. In Saskatoon, the health sciences sector offers substantial opportunity for medium term growth.
•  Existing clients are considering expansion and potential clients have approached management to discuss facilities in both parks.
•  SOCO expects to see the resolution of the governance issues for research parks.
•  The Saskatchewan Forest Centre in Prince Albert is scheduled for completion in 2004.

KEY FACTORS AFFECTING PERFORMANCE	• Rental and property vacancy rates. • Interest rates.
KEY FINANCIAL DATA	• Total assets of $157.5 million (2002 - $148.0 million). • SOCO received grants from the GRF and was not expected to declare a dividend to CIC.

MANAGEMENT’S DISCUSSION AND ANALYSIS

ECONOMIC GROWTH (continued)

Saskatchewan Government
      Growth Fund

PROFILE	Saskatchewan Government Growth Fund Management Corporation (SGGF) participates in the federal government's Immigrant Investor Program (IIP). This program acquires lower cost capital for commercial investment in Saskatchewan, providing small and medium-sized businesses with capital to grow and prosper, and thereby facilitating long-term economic growth and development for the Province. The IIP under which SGGF operates ended on March 31, 1999. However, with a significant number of subscribers yet to complete their subscription requirements, the funds raised will require management for at least the next six years.

Investment funds are raised through eight subsidiary fund companies (SGGF Ltd., SGGF II, SGGF III,
SGGF IV, SGGF V, SGGF VI, SGGF VII, and SGGF VIII). SGGF contracts the management services for the funds to Crown Capital Partners Inc., a fund manager. The funds are not consolidated with
SGGF unless there are residual profits in a fund after all investor capital has been repaid. The results for SGGF Ltd. are consolidated with SGGF.

Through its fund companies, SGGF has raised more than $273 million of immigrant investor capital since its inception in 1989, making it one of the largest immigrant investor funds in Canada.

2003 RESULTS	• Earnings of $0.4 million (2002 - $0.4 million loss) include a $0.4 million non-cash provision for investment losses (2002 - $0.6 million).
•  Revenues of $3.6 million (2002 - $3.4 million) reflect an increase in the management fee rate charged to fund companies.
•  Expenses of $2.9 million (2002 - $3.1 million) reflect a decline in costs of the fund manager to administer the fund companies.
•  During 2003, all funds became fully subscribed.
•  No payments were made to the remaining 31 investors in SGGF II due to insufficient cash resources. Future payments to these investors are dependent on the ability of the fund to liquidate its remaining investments.
•  SGGF III and SGGF IV identified potential investment liquidity problems that forced it to reduce repayments to investors at maturity. SGGF III investor repayments have been reduced to
   $155,000 while SGGF IV repayments are $200,000. When the portfolio investments in question are liquidated, it is expected that additional payments will be made.
•  SGGF V, VI, VII and VIII have a heavier weighting of lease-related investments. However, this lowers return and may result in lower returns and reductions in note repayments.
•  To the end of 2003, SGGF had, through its fund companies, invested more than $267 million in
   71 new or expanding businesses.

2004 OUTLOOK	• Although each of SGGF's fund companies is at a different stage in its investment life cycle, there are two general categories of funds.
•  SGGF VI, VII, and VIII are fully subscribed and are focused on seeking out investment opportunities and managing existing investments.
•  The remaining funds (SGGF II through V) will continue to focus on strategic divestitures in order to repay investors as the notes mature.
•  SGGF fund companies have provided an important source of venture capital financing in
   Saskatchewan to assist in economic development in the Province.

KEY FACTORS AFFECTING PERFORMANCE	• Ability of the fund companies to place investor capital in eligible investments as defined by the
   IIP within nine months of receipt.
•  Ability of the fund companies to liquidate their investment portfolios at values and in the timeframe necessary to provide for full repayment of investor capital at maturity.
•  Ability of the fund companies to recover their costs of operation from the revenues earned on investment funds under management.
•  The speed at which the federal government processes immigrant investor applications for citizenship.
•  SGGF operates primarily on a cost-recovery basis and hence operates at or near break-even.

KEY FINANCIAL DATA	• Total assets of $3.5 million (2002 - $4.2 million).
•  Total assets under management of $113.5 million (2002 - $136.1 million).
•  Total net loss in the fund companies for the year of $4.9 million (2002 - $3.1 million) due almost entirely to non-cash provisions for investment losses.
•  No dividend to the GRF was declared in 2003 (2002 - $0.8 million).

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Corporate governance describes the processes, structures and functions used to direct and oversee the management of an organization so that it effectively fulfils its mandate. The Corporate Governance section details the mechanisms, structures and initiatives used to ensure effective governance for CIC and its subsidiaries.

CIC BOARD RESPONSIBILITIES

The CIC Board is responsible for monitoring and evaluating CIC’s subsidiaries and for managing CIC’s investments. At December 31, 2003, the CIC Board consisted of six members of the Provincial Cabinet appointed by the Lieutenant Governor-in-Council. The CIC Board is a key Cabinet committee performing a liaison function between Cabinet and Crown corporations, making decisions in its own right, and forwarding recommendations to Cabinet for consideration. The CIC Board met 20 times during 2003.

The CIC Board’s key responsibilities include:

  setting strategic direction for the Crown sector;
  providing oversight direction to subsidiary Crown corporations by setting performance expectations, allocating capital within the sector, and monitoring and evaluating performance throughout the year;
  providing oversight direction to the management of CIC through approval of business plans and budgets, and monitoring and evaluating corporate performance throughout the year; and, performing the functions of an audit and finance committee, including approving CIC’s financial statements, and meeting with external auditors and the Provincial Auditor without management present.

Crown Investments Corporation of Saskatchewan Board of Directors
(at December 31, 2003)

Honourable Pat Atkinson
Chair
Minister of Crown Management Board; Minister Responsible for Immigration; Minister Responsible for Public Service Commission

Honourable Maynard Sonntag
Vice-Chair
 Minister of Aboriginal Affairs; Minister Responsible for SaskTel

Honourable Eric Cline, Q.C.
Minister of Industry and Resources; Minister Responsible for Investment Saskatchewan, ISC and SGGF

Honourable Harry Van Mulligen
Minister of Finance;
Government House Leader; Minister Responsible for SaskEnergy and Saskatchewan Development Fund Corporation

Honourable Frank Quennell, Q.C.
Minister of Justice and Attorney General; Minister Responsible for SaskPower

Honourable Mark Wartman
Minister of Highways and Transportation; Minister Responsible for SGI and STC

CORPORATE GOVERNANCE

CIC MANAGEMENT RESPONSIBILITIES

  serves as staff to the CIC Board, providing analysis and recommendations on which informed decisions can be made;
  develops policy on Crown corporation and investment matters;
  serves as the CIC Board’s communications link with Crown boards and management;
  co-ordinates the implementation of policy within the Crown sector;
  manages CIC’s operations;
  is responsible for the preparation, reliability and integrity of the financial statements; and, proactively monitors emerging issues in CIC’s business environment.

CIC MANAGEMENT PROFILES

Frank Hart, President and Chief Executive Officer1, has a Bachelor of Arts (Honours), holds the Certified Management Consultant designation, and has 30 years of work experience. Prior to joining CIC, he was a vice-president with an international accounting and consultancy firm, working in its corporate strategy and finance practice as well as public sector industry practice.

Doug Kosloski, General Counsel and Corporate Secretary, is a lawyer with Bachelor of Commerce and Bachelor of Arts degrees, and has 11 years of experience in both the private and public sector.

Kathryn Buitenhuis, Acting Senior Vice-President, Crown Corporation Services, has Master of Administration and Bachelor of Science degrees and nearly 31 years of public service, with strategic planning, information technology development, business development and performance management experience.

Blair Swystun, Acting Chief Financial Officer, has Master of Business Administration and Bachelor of Science degrees, and is a Chartered Financial Analyst charterholder with 21 years financial management experience within the public service.

Zach Douglas, Senior Vice-President, Investments, has a Bachelor of Laws degree and 20 years experience in a wide range of professional and administrative roles in public administration, investment management and social and economic development.

Ken Klein, Executive Director, Capital Pension and Benefits, has a Bachelor of Arts degree, is a Certified Employee Benefits Specialist and a Fellow, Chartered Insurance Professional with over 30 years experience.

1Tom Waller was appointed President and Chief Executive Officer of CIC effective March 1, 2004.

CORPORATE GOVERNANCE

As at December 31, 2003, CIC had 74 employees in its five divisions organized as follows:
PRESIDENT'S OFFICE AND GENERAL COUNSEL	Responsible for the overall direction of CIC. Included in the President's Office are the General Counsel and Corporate Secretary functions. The division also pursues and develops public-private partnerships (P3) across government. The President's Office, together with the P3 unit, has ten employees.

CROWN CORPORATION SERVICES DIVISION	Develops and implements policy for the Crown corporation sector. In addition to providing corporate secretary services for Crown boards of directors, this division is responsible for coordinating the development of a strategic plan for the Crown sector and CIC. It takes a broad, long-term view of emerging issues affecting CIC and the Crown sector from an economic, fiscal and public policy perspective. It coordinates the development of CIC's performance management plan, oversees the development and implementation of the Crown performance management system, provides corporate management services and practices, and provides business analysis on matters requiring CIC Board and/or Cabinet approval. Human Resources and Communications are separate units within CIC, which report to the Senior Vice-President of Crown Corporation Services. Including these units, the Crown Corporation Services Division has 20 employees.

FINANCE AND ADMINISTRATION DIVISION	Provides sector-wide financial reporting and forecasting, and financial analysis to the Board on CIC and Crown corporation financial performance targets and capital budgets. The division is responsible for managing CIC's budget, financial transactions, cash and debt positions and Crown sector dividend and capital allocation policy. It also provides corporate administrative support and information technology services. This division has 16 employees.

INVESTMENTS DIVISION	Responsible for facilitating and enhancing economic growth in Saskatchewan by strategically investing in new business ventures and investment funds alongside private sector capital, and by prudently managing a diversified portfolio of commercially viable investments held primarily in CIC's wholly-owned subsidiary, Investment Saskatchewan Inc. The Investments Division has 21 employees, which are contracted to Investment Saskatchewan during its start-up phase.

CAPITAL PENSION AND BENEFITS DIVISION	Responsible for the ongoing administration of the multi-employer Capital Pension Plan and a group benefits program. This division is responsible for administering the Pension Plan and group benefits program in accordance with their terms and conditions and applicable laws. It is also responsible for holding, in trust, the Pension Plan's Funds for the benefit of members and any other persons entitled to benefits pursuant to the Plan. The division has seven employees.

CORPORATE GOVERNANCE

CIC’S STRATEGIC AND PERFORMANCE MANAGEMENT MODEL

CIC communicates shareholder direction to subsidiary Crown corporations and monitors their respective performance against targets approved by the CIC Board. CIC uses the Strategic and Performance Management Model illustrated on the facing page. This model depicts its key elements: communicating strategy; establishing performance management objectives and targets; and, ensuring that actions taken by subsidiary Crown corporations are in alignment. It also shows the respective roles and responsibilities of the CIC and Crown corporation subsidiary Boards.

Communicating Strategy through the Crown Sector Strategic Plan

The first stage in the process is the development of the Crown Sector Strategic Plan. The Crown Sector Strategic Plan provides a guiding vision statement for the Crown sector. It defines the Crown sector’s primary business purposes, common business values and strategic business objectives. CIC assumes the leadership role in the development of the Crown Sector Strategic Plan. The Crown Sector Strategic Plan’s objective is to articulate shareholder expectations and to provide long-term direction to the Crown sector. This facilitates long-term planning and the development of corporate strategies within individual Crown corporations that are aligned with the shareholder’s overall strategic direction. The CIC Board approved a revised three-year Crown Sector Strategic Plan in 2003.

Establishing Performance Objectives and Capital Allocation

The second stage in the process is performance management through the establishment of annual performance objectives and capital allocation. Each subsidiary Crown corporation prepares a comprehensive performance management plan that links the broad strategic directions established in the Crown Sector Strategic Plan with the specific activities detailed in its corporate business plan. The CIC Board annually reviews and approves each Crown corporation’s performance management plan. The main feature of the performance management plan is the balanced scorecard. The balanced scorecard reflects a balanced view of corporate objectives, measures and targets from four core, and sometimes competing perspectives. The four perspectives are: Customer and Stakeholder; Financial; Public Purpose; and, Innovation and Learning/Growth. Crown corporations may customize their balanced scorecards according to their unique needs and circumstances as long as they reflect the four core perspectives. Balanced scorecard objectives, measures and targets tie strategic, long-term corporate and sector-wide planning to each corporation’s shorter term, operational business planning, business processes, and resource deployment, including capital allocation. During the year, balanced scorecards also serve as a reporting tool to communicate ongoing progress in the achievement of each Crown corporation’s approved targets.

Alignment of Crown Corporation Actions

The last stage of the process is to ensure that actions taken by each Crown corporation are aligned with the Crown Sector Strategic Plan, that capital is appropriately distributed within the corporation, and that business plans are implemented to support high level balanced scorecard targets. This is the responsibility of each Crown corporation’s respective board of directors. Each Crown corporation’s annual report contains a summary of the key objectives, measures and targets of its balanced scorecard, demonstrating its linkage to the Crown Sector Strategic Plan and to its business initiatives, and reporting of actual versus planned progress in achieving its targets and objectives. In this way, performance management using the balanced scorecard helps to maintain Crown corporation accountability to the people of Saskatchewan.

The CIC Strategic and Performance Management Model is based on the principle of continuous improvement through timely feedback and process review.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

SUBSIDIARY CROWN CORPORATION GOVERNANCE

CIC’s subsidiary Crown corporation boards of directors are responsible for overseeing and directing the management of CIC’s subsidiary Crown corporations. CIC promotes a number of governance initiatives to help the Crown corporation boards discharge their responsibilities and to strengthen their governance, performance and accountability.

Director Development

CIC is committed to providing the training for Crown board directors to ensure they have the most comprehensive and current knowledge and skills to effectively carry out their responsibilities. In 2003, CIC delivered its sixth year of the Board Member Training Program (the Program). The Program consisted of one special skills session, one regular session and two Excellence in Governance lectures held in conjunction with each session.

The special skills session, Intermediate Financial Training, was offered for directors who wanted to further enhance their financial skills. The session dealt with the balanced scorecard and performance evaluation, capital budgeting, cost of capital, business valuation, financial statement analysis and common financial statement issues.

The regular training session focused on the current best practice and research concerning optimal conditions and director characteristics essential for achieving an effective board of directors.

On a quarterly basis, CIC distributed topical publications related to corporate governance as part of the Directors’ Reading Program.

In 2004, CIC will continue to offer professional development opportunities to its subsidiary Crown board members, including the formation of an ad hoc committee of Audit Committee chairs to examine the continuing focus on Audit Committee responsibilities and to standardize practice across the Crown sector where appropriate.

Accountability and Board Performance

Since 1998, Crown boards have used performance evaluation tools, developed by CIC, to evaluate and enhance the performance of the board, board chairs, committees and individual directors.

In 2003, an ad hoc committee comprised of the Governance Committee chairs of the subsidiary Crown boards reviewed the current board, committee and director performance evaluation instruments and practices. Participants recommended that minor changes be made to the surveys, that some aspect of board or director performance be evaluated each year, and that evaluations be conducted on a two year cycle, with comprehensive board and board chair evaluations being conducted one year, and director peer and committee evaluations being conducted the following year.

All subsidiary Crown corporations are expected to include a corporate governance statement in their 2003 annual reports to benchmark their governance practices against the Toronto Stock Exchange Corporate Governance Guidelines.

CORPORATE GOVERNANCE

Board Renewal

Integral to the effectiveness of a board of directors is ensuring that the right mix of backgrounds and skill sets exists on the board. In 2003, the subsidiary Crown corporation boards updated their needs assessments and skills profiles, according to CIC’s Crown Board of Directors’ Appointment Policy. In 2004, the Crown boards will make recommendations regarding board renewal and director appointments and, where vacancies exist, will nominate individuals who fit the skills profiles for appointment to the board.

Communicating Shareholder Expectations

The open exchange of shareholder expectations and views with its subsidiary Crown boards remains a priority for CIC. In 2003, senior CIC officials held three meetings with Crown board chairs. The Minister of Crown Investments Corporation met once with all Crown board members at the October training session.

Subsidiary Crown board chairs continued to submit regular reports to the CIC Board highlighting major Crown board activities and significant corporate initiatives. In 2003, the Crown board chairs agreed to include in the reports, on a quarterly basis, an analysis of the subsidiary Crowns’ major risks and risk management activities, thereby enhancing transparency and disclosure to the shareholder.

CORPORATE GOVERNANCE

PUBLIC ACCOUNTABILITY THROUGH REPORTING OF SIGNIFICANT TRANSACTIONS

In 1997, CIC developed guidelines for reporting on significant transactions. These guidelines were approved by the CIC Board, as well as the Legislature’s Standing Committee on Crown Corporations (Crown Corporations Committee).

The policy requires that CIC and all CIC Crowns, report significant transactions to the Crown Corporations Committee within 90 days of the transaction, generally the date upon which funds are advanced or received. Where a Crown owns subsidiaries, significant transactions will be reported whether undertaken by the Crown or its subsidiary. Reports, which may be verbal before the Crown Corporations Committee, must describe the objectives of the transaction, its financial implications and the authority for the transaction.

A significant transaction is broadly defined as one that is material (i.e., value greater than one per cent of the Crown’s assets) and outside the ordinary course of business. This includes the purchase or sale of a major asset or investment, assuming a major liability, or a major change in the terms and conditions of an existing investment. Additionally, Crowns must report transactions that do not fall under the above conditions if they are judged to be of a sensitive nature or likely to be of interest to legislators and the public. Such transactions would include, for example, external investments and the creation of new subsidiaries.

The need for disclosure from a public information perspective, must be balanced against the Crowns’ legitimate need for confidentiality where bona fide grounds exist regarding commercially sensitive and competitive information. In such circumstances, the Crown in question is exempted from reporting the details in question in its written report to the Crown Corporations Committee.

The following transactions were reported to the Crown Corporations Committee in 2003:

  CIC Industrial Interests Inc. - FarmGro Organic Foods Inc. asset sales to
  N.M. Paterson and Sons Ltd.
  Investment Saskatchewan - Incorporation of WTC Investments Ltd. and PCF Investments Ltd.
  SaskEnergy — Equity investment in IGASAMEX USA Ltd.
  SaskEnergy — Equity investment in Heritage Gas Limited.
  SaskPower International - Ownership interest in the Muskeg River Mine Cogeneration Station.
  SaskWater — Transfer involvement of water management activities to Saskatchewan
  Watershed Authority; transfer programming activities to Saskatchewan Agriculture, Food and Rural Revitalization.
  SOCO — Transfer of SOCO investment portfolio to CIC.
  SGI — Purchase of Insurance Company of Prince Edward Island preferred shares by SGI
  CANADA Insurance Services Ltd. (SCISL).
  SGI — Transfer of the Palliser Crop Hail Insurance Company shares from SCISL to
  SGI CANADA.
  SGI — Injection of capital from SCISL to the Coachman Insurance Company.
  SGI — Injection of capital from SGI CANADA into SCISL, followed by the injection of capital from SCISL into the Coachman Insurance Company.

CORPORATE GOVERNANCE

PUBLIC ACCOUNTABILITY FOR UTILITY RATES

Saskatchewan Rate Review Panel

In July 2000, the Government of Saskatchewan established the Saskatchewan Rate Review Panel (SRRP) for a two-year period by ministerial order of the Minister of Crown Investments Corporation. In 2002, SRRP’s operation was extended by ministerial order for a further three years.

SRRP is an advisory committee, mandated to conduct reviews and provide an opinion on the fairness and reasonableness of proposed Crown corporation rate changes referred to it by the Minister of Crown Investments Corporation. In its review, SRRP is to consider the interests of the customer, the Crown and the public.

In 2003, membership was as follows:

Boris Kishchuk, Chair Jack Boan, Vice-Chair Jo-Ann Carignan-Vallee Joan Meyer Linda Thauberger John Vinek (to May 9, 2003)	Saskatoon Regina Assiniboia Swift Current Regina (formerly Prince Albert) Lloydminster

SRRP conducted one review of a SaskEnergy natural gas commodity rate application in 2003.

Website: www.skrrp.com

CORPORATE GOVERNANCE

CONSOLIDATED FINANCIAL STATEMENTS

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
CONSOLIDATED FINANCIAL STATEMENTS

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
CONSOLIDATED FINANCIAL STATEMENTS

RESPONSIBILITY FOR FINANCIAL STATEMENTS	AUDITOR'S REPORT
The accompanying Consolidated Financial
Statements have been prepared by management
of Crown Investments Corporation of
Saskatchewan. They have been prepared in
accordance with generally accepted accounting
principles in Canada, consistently applied, using
management’s best estimates and judgements
where appropriate. Management is responsible
for the reliability and integrity of the
Consolidated Financial Statements and other
information contained in this Annual Report.

The Corporation’s Board of Directors is
responsible for overseeing the business affairs of
the Corporation and also has the responsibility
for approving the financial statements. The
Board of Directors is responsible for reviewing
the annual financial statements and meeting
with management, the Corporation’s external
auditors KPMG, and the Provincial Auditor of
Saskatchewan on matters relating to the
financial process.

Management maintains a system of internal
controls to ensure the integrity of information
that forms the basis of the financial statements.
The internal controls provide reasonable
assurance that transactions are executed in
accordance with proper authorization, that
assets are properly guarded against unauthorized
use and that reliable records are maintained.

KPMG has audited the Consolidated Financial
Statements. Their report to the Members of the
Legislative Assembly, stating the scope of their
examination and opinion on the Consolidated
Financial Statements, appears opposite.

Blair Swystun,                                CFA John Amundson, CA
A/Chief Financial Officer              Corporate Controller

March 12, 2004	To the Members of the Legislative Assembly of
Saskatchewan

We have audited the consolidated statement of
financial position of Crown Investments
Corporation of Saskatchewan as at
December 31, 2003 and the consolidated
statements of operations and reinvested earnings
and cash flows for the year then ended. These
financial statements are the responsibility of the
Corporation’s management. Our responsibility is
to express an opinion on these financial
statements based on our audit.

We conducted our audit in accordance with
Canadian generally accepted auditing standards.
Those standards require that we plan and
perform an audit to obtain reasonable assurance
whether the financial statements are free of
material misstatement. An audit includes
examining, on a test basis, evidence supporting
the amounts and disclosures in the financial
statements. An audit also includes assessing the
accounting principles used and significant
estimates made by management, as well as
evaluating the overall financial statement
presentation.

In our opinion, these consolidated financial
statements present fairly, in all material
respects, the financial position of the
Corporation as at December 31, 2003 and
the results of its operations and its cash flows
for the year then ended in accordance with
Canadian generally accepted accounting
principles.

Chartered Accountants
Regina, Saskatchewan

March 12, 2004

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
CONSOLIDATED FINANCIAL STATEMENTS

As at December 31 (thousands of dollars)
	2003	2002 Restated Note 3
ASSETS

Current
Cash	$ 27,097	$ 25,452
Short-term investments (Note 4)	302,827	498,633
Accounts receivable	545,342	528,519
Inventories	165,265	152,987
Prepaid expenses	96,331	112,098

	1,136,862	1,317,689

Long-term investments (Note 5)	994,068	942,046
Property, plant and equipment (Note 6)	5,387,662	5,338,342
Other assets (Note 7)	359,816	400,067

	$ 7,878,408	$ 7,998,144

LIABILITIES AND PROVINCE'S EQUITY

Current
Bank indebtedness	$ 21,418	$ 16,305
Accounts payable and accrued liabilities	576,516	570,289
Notes payable (Note 8)	212,075	240,825
Dividend payable to General Revenue Fund	200,000	300,000
Deferred revenue	166,261	158,594
Long-term debt due within one year (Note 9)	164,483	203,904

	1,340,753	1,489,917

Long-term debt (Note 9)	2,981,839	3,078,758
Deferred revenue and other liabilities (Note 10)	329,989	346,668

	4,652,581	4,915,343

Province of Saskatchewan's Equity
Equity advances (Note 11)	1,181,152	1,181,152
Contributed surplus	3,274	3,651
Reinvested earnings	2,041,401	1,897,998

	3,225,827	3,082,801

	$ 7,878,408	$ 7,998,144

Commitments and contingencies (Note 12)
(See accompanying notes)

On behalf of the Board:
Pat Atkinson Director	Maynard Sonntag Director

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
CONSOLIDATED STATEMENT OF OPERATIONS AND REINVESTED EARNINGS

For the Year Ended December 31 (thousands of dollars)
	2003	2002 Restated Note 3
REVENUE

Sales of products and services	$ 3,753,492	$ 3,435,593
Investment (Note 5(g))	39,069	52,822
Other	29,019	41,365

	3,821,580	3,529,780

EXPENSES

Operating costs other than those listed below	2,814,890	2,527,237
Interest (Note 13)	122,353	270,682
Amortization of property, plant and equipment	423,254	397,203
Saskatchewan taxes and resource payments (Note 14)	98,373	105,102

	3,458,870	3,300,224

Earnings before the following	362,710	229,556

Future income tax recovery (expense) (Note 15)	469	(6,474)
Non-recurring items (Note 16)	(15,797)	70,987

NET EARNINGS	347,382	294,069

REINVESTED EARNINGS, BEGINNING OF YEAR	1,897,998	1,826,098

RELATED PARTY TRANSACTION
ADJUSTMENT (Note 17)	(3,979)	--

FUTURE INCOME TAX ASSET (Note 15)	--	77,831

	2,241,401	2,197,998

DIVIDEND TO GENERAL REVENUE FUND	(200,000)	(300,000)

REINVESTED EARNINGS, END OF YEAR	$ 2,041,401	$ 1,897,998

(See accompanying notes)

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
CONSOLIDATED STATEMENT OF CASH FLOWS

For the Year Ended December 31 (thousands of dollars)
	2003	2002 Restated Note 3
OPERATING ACTIVITIES
Net earnings	$347,382	$294,069
Items not affecting cash from operations (Note 18)	229,583	292,826

	576,965	586,895
Net change in non-cash working capital balances
related to operations	197,027	184,879

Cash provided by operating activities	773,992	771,774

INVESTING ACTIVITIES
Purchase of investments	(509,065)	(456,103)
Proceeds from sales and collections of investments	457,314	671,070
Purchase of property, plant and equipment	(488,462)	(546,987)
Proceeds from sale of property, plant and equipment	8,111	10,193
Decrease (increase) in other assets	21,292	(5,645)

Cash used in investing activities	(510,810)	(327,472)

FINANCING ACTIVITIES
Decrease in notes payable	(28,750)	(34,062)
(Decrease) increase in deferred revenue and
other liabilities	(20,101)	45,758
Long-term debt proceeds from General Revenue Fund	250,000	4,500
Long-term debt proceeds from other lenders	7,172	13,295
Long-term debt repayments to General Revenue Fund	(163,696)	(19,888)
Long-term debt repayments to other lenders	(11,275)	(36,862)
Equity repaid to General Revenue Fund	-	(181,300)
Dividend paid to General Revenue Fund	(300,000)	(200,000)

Cash used in financing activities	(266,650)	(408,559)

NET (DECREASE) INCREASE IN CASH DURING YEAR	(3,468)	35,743

CASH POSITION, BEGINNING OF YEAR	9,147	(26,596)
CASH POSITION, END OF YEAR	$5,679	$9,147
Cash position consists of:
Cash	$27,097	$25,452
Bank indebtedness	(21,418)	(16,305)

	$5,679	$9,147

(See accompanying notes)

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

1.	Summary of Significant Accounting Policies

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles. The preparation of periodic financial statements involves the use of estimates because the precise determination of financial data frequently depends upon future events. These consolidated financial statements have been prepared by management within reasonable limits of materiality using the accounting policies summarized below:

a) Consolidation principles and basis of presentation

Certain Saskatchewan provincial Crown corporations are designated as subsidiary Crown corporations of Crown Investments Corporation of Saskatchewan (CIC) under The Crown Corporations Act, 1993 (the Act). In addition, certain Saskatchewan provincial Crown corporations created under the Act are CIC Crown corporations. The Act assigns specific financial and other responsibilities regarding these corporations to CIC.

Separate audited financial statements for CIC have been prepared on a non-consolidated basis to show the financial position and results of operations of the corporate entity. In addition, separate audited financial statements for each of the undernoted Crown corporations are prepared and submitted annually to the Legislative Assembly.

The following Crown corporations have been designated or created as subsidiary Crown corporations of CIC and have been consolidated in these financial statements:

Investment Saskatchewan Inc.	Saskatchewan Opportunities Corporation
Information Services Corporation of	Saskatchewan Power Corporation
Saskatchewan	Saskatchewan Telecommunications
SaskEnergy Incorporated	Saskatchewan Telecommunications
Saskatchewan Development Fund Corporation	Holding Corporation
Saskatchewan Government Growth Fund	Saskatchewan Transportation Company
Management Corporation	Saskatchewan Water Corporation
Saskatchewan Government Insurance

Througout these financial statements the phrase “the Corporation” is used to collectively describe the activities of the consolidated entity.

b)	Joint ventures

The Corporation’s share of jointly controlled enterprises included in these financial statements are as follows:

Canadian Power Consultants	14%
Centennial Foods Partnership	35%
Cory Cogeneration Funding Corporation	50%
Cory Cogeneration Joint Venture	50%
Foragen Technoligies Limited Partnership	33%
Hypor B.V.	50%
Hypor LP	50%
Meadow Lake Pulp Limited Patrnership	50%
NewGrade Energy Inc.	50%

c)	Short-term investments Short-term investments have an average maturity date of 90 days or less from the date of acquisition. These investments are carried at cost which approximates market value.

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

1.	Summary of Significant Accounting Policies (continued)
d)	Inventories Inventories for resale are valued at the lower of average cost and net realizable value. Other supplies inventories are valued at the lower of cost and replacement cost.

e)	Investments

Long-term investments in bonds, debentures and mortgages are recorded at amortized cost. Long-term investments in shares of private and public companies in which the Corporation does not exercise significant influence are recorded at cost and dividends from these shares are recorded as income when receivable. Other long-term investments are recorded at cost.Where the Corporation has investments in shares and exercises significant influence other than joint control, the investments are accounted for by the equity method and the Corporation’s investment is adjusted for its share of the investee’s net earnings or losses and reduced by dividends received or receivable.Where there has been a decline in the value of a long-term investment that is not considered temporary, the investment is written down to its fair value.

f)	Property, plant and equipment

Property, plant and equipment are recorded at cost and include materials, services, direct labour and overhead costs which are readily identifiable with the construction activity or asset acquisition. Interest associated with major capital and development projects is capitalized during the construction period at the weighted average interest rate of long-term borrowings in the current year.

The costs of maintenance, repairs, renewals or replacements which do not extend productive life are charged to operations as incurred. The costs of replacements and improvements which extend productive life are capitalized.

When property, plant and equipment are disposed of or retired, the related costs and accumulated amortization are eliminated from the accounts. Any resulting gains or losses are reflected in net earnings for the year with the following exceptions. Natural gas utility operations apply this general policy only to complete asset units. Gains or losses on the disposal or retirement of incomplete asset units are included in accumulated amortization.

Telecommunication operations include all gains or losses in accumulated amortization.Customer capital contributions related to the construction of new service connections are applied against property, plant and equipment and are amortized on a straight-line basis over the estimated service life of the related asset.

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

1.	Summary of Significant Accounting Policies (continued)

g)	Amortization of property, plant and equipment

Amortization is recorded on machinery and equipment, buildings and improvements, as well as coal properties and rights, primarily on the straight-line basis over the estimated productive life of each asset.

h)	Other Assets

Natural gas in storage is recorded at the lower of cost or net realizable value. Gas removed from storage is accounted for on an average cost basis.

Deffered financing charges applicable to the issue of long-term debt are amortized on a straight-line basis over the respective term of each obligation.

Customer accounts acquired are capitalized and amortized on a straight-line basis over their useful life from the date of acquisition.

The Corporation has assigned unamortized goodwill balances to reporting units and no longer records any goodwill amortization. The Corporation identifies goodwill impairment by comparing the fair value of its reporting units to their carrying amounts. Fair values of reporting units are calculated using industry specific valuation methods which include discounted cash flows, earnings multiples and market comparable approach. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the assets may be impaired. Any goodwill impairment is presented as a charge against earnings in the year impairment is recognized.

i)	Income taxes

The Corporation uses the asset and liability method of accounting for income taxes. Current income taxes are recognized as estimated income taxes payable for the current year. Future income tax assets and liabilities consist of temporary differences between tax and accounting bases of assets and liabilities as well as the benefit of losses available to be carried forward to future years for tax purposes that are likely to be realized. The effect on future tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the date of enactment or substantive enactment. A valuation allowance is recorded against any future income tax asset if it is more likely than not that the asset will not be realized.

j)	Deferred revenue due within one year

Current deferred revenue primarily consists of insurance premiums. These premiums are taken into income over the life of the policy.

k)	Environmental remediation liabilities

Environmental remediation liabilities are accrued when the occurrence of an environmental expenditure, related to present or past activities of the Corporation, is considered probable and the costs of remedial activities can be reasonably estimated. These estimates include costs for investigations, remediation, operations, maintenance and monitoring at identified sites. These liabilities are based on current environmental laws and regulations and the estimates have been recorded at undiscounted amounts. The Corporation reviews its estimates of future environmental expenditures on an ongoing basis.

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

1.	Summary of Significant Accounting Policies (continued)

l)	Asset retirement obligations

Under the new Canadian Institute of Chartered Accountants (CICA) handbook section 3110 “Asset Retirement Obligations”, an asset retirement obligation is a legal obligation associated with the decommissioning of a long-lived asset. The Corporation recognizes the fair value (net present value) of legal obligations to decommission coal, gas and wind generation facilities in the period in which the facility is commissioned. The fair value of the estimated asset retirement costs are recorded as a liability in other liabilities with an offsetting amount capitalized and included as part of property, plant and equipment. A reasonable estimate of fair value for the transmission, distribution and hydro generation assets cannot be determined as these assets are expected to be maintained and operated indefinitely. Therefore no obligation has been recorded.

The asset retirement obligations are increased annually for the passage of time by calculating accretion (interest) on the liability while the offsetting capitalized asset retirement costs are amortized over the estimated useful life of the related asset. The accretion expense is calculated using an interest rate that equates to a risk-free interest rate adjusted for the credit standing of the Corporation and is included with amortization expense.

The calculations of fair value are based on detailed studies that take into account various assumptions regarding the anticipated future cash flows including the method and timing of decommissioning and estimates of future inflation.

Asset retirement obligations are revised periodically in accordance with changes in assumptions and estimates underlying the calculations and with experience arising from the removal of property, plant and equipment. Changes are recognized as an increase or decrease in the carrying amount of the liability for the asset retirement obligation and the related asset retirement cost. Due to the long-term nature of assumptions made in deriving these estimates, there could be a material adjustment to income in future reported periods (Note 3).

m)	Provision for unpaid insurance claims

The provision for unpaid claims represents an estimate of the total cost of claims to the year-end date. Included in the estimate are reported claims, claims incurred but not reported and an estimate of adjustment expenses to be incurred on these claims. The provision is calculated without discounting except for long-term disability claims. The estimates are necessarily subject to uncertainty and are selected from a range of possible outcomes. During the life of the claim, adjustments to the estimates are made as additional information becomes available. The change in outstanding losses plus paid losses is reported as claims incurred in the current period.

n)	Revenue recognition

Revenue from utility and other services is recognized when the services are delivered to customers. The estimate of services rendered but not billed is included in accounts receivable. Revenue from long distance, wireless airtime and directory services are recognized based on usage or rate plans over the period the services are provided. Revenues from insurance premiums written are taken into income over the terms of the related policies. Revenue from sales of reconstituted and synthetic crude are recorded on the basis of regular meter readings. Revenue from sales of other products is recognized when goods are shipped and title has passed to the customer or based on the right to revenue pursuant to contracts with customers, tenants and clients.

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

1.	Summary of Significant Accounting Policies (continued)

Interest earned on long-term investments is recognized on the accrual basis except where uncertainty exists as to ultimate collection. In cases where collectibility of interest is not reasonably assured, interest income is recorded when it is received, and accrued interest receivable is offset by deferred interest income.

o)	Foreign exchange translation

Monetary assets and liabilities denominated in a foreign currency are translated at the rate of exchange in effect at year end. Revenues, expenses and non-monetary items are translated at rates prevailing at the transaction date. Exchange gains and losses are included in earnings in the current year.

The financial statements of the Corporation’s self-sustaining foreign operations are translated using the current rate method, under which all assets and liabilities are translated at the exchange rate prevailing at year end, and revenues and expenses at average exchange rates during the year.

p)	Financial instruments

Financial instruments are used by the Corporation to hedge its exposure to market risks relating to commodity price for natural gas, foreign currency exchange rates and interest rates. Gains and losses on forward contracts and cross currency swaps used to manage foreign exchange rates are recognized on the same basis as the gains and losses on the hedged item. Gains or losses related to hedges of anticipated transactions are recognized in earnings or recorded as adjustments of carrying values when the hedged transaction occurs. Any premiums or discounts with respect to financial investment contracts are deferred and amortized to earnings over the contract period.

q)	Competitive gas sales

Where the Corporation purchases natural gas in the open market at a fixed purchase price and simultaneously enters into agreements to sell this natural gas at a fixed selling price, the gain or loss is recorded at the time the transaction is settled.

In addition, the Corporation may enter into contracts that require either the physical delivery (sale) or receipt (purchase) of natural gas in a future period. Contracts may be structured so that the settlement price is determined in the future at the time of delivery or receipt. Changes in the value of the contract due to a change in market prices up to the date of settlement are recorded as gains or losses in the period of change.

r)	Employee benefit plans

The Corporation accrues its obligations under employee benefit plans and the related costs, net of plan assets. The Corporation has adopted the following policies:

The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method prorated on service and management’s best estimate of expected plan investment performance, salary escalation and retirement ages of employees.

The excess of the net actuarial gain (loss) over 10 per cent of the greater of the benefit obligation and the market related value of the plan assets is amortized over the average remaining service life of active employees of the plan.

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

2.	Status of Crown Investments Corporation of Saskatchewan

Crown Investments Corporation of Saskatchewan was established by Order in Council 535/47 dated April 2, 1947, and is continued under the provisions of The Crown Corporations Act, 1993. The Corporation is an agent of Her Majesty in Right of the Province of Saskatchewan and as a Provincial Crown corporation is not subject to Federal and Provincial income taxes. Certain jointly controlled enterprises are not Provincial Crown corporations and are subject to Federal and Provincial income taxes.

3.	Change in Accounting Policy

Prior to 2003, the Corporation recognized a future asset removal and site restoration provision for the estimated future costs of permanently decommissioning generation, transmission and distribution facilities in accordance with previous recommendations of the CICA and industry practice. Under this method, the Corporation recognized the costs of decommissioning evenly (on a straight-line basis) over the estimated useful lives of the assets.

Effective January 1, 2003, the Corporation adopted the new CICA handbook section 3110 “Asset Retirement Obligations”. Under the new section, the Corporation is required to recognize the fair value (net present value) of the total estimated future decommissioning costs when the assets are put into service.

Accordingly, the Corporation recorded an asset retirement obligation for all coal, gas and wind generation facilities, as the Corporation is required to remove the facilities at the end of their useful lives and restore the plant sites to their original condition. It is the Corporation’s position that an obligation continues to exist for the decommissioning of the transmission, distribution and hydro generation facilities. However, as these assets are expected to be maintained and operated indefinitely, the present value of estimated future cash flows could not be calculated. Therefore, an asset retirement obligation has not been recorded for these assets. Undiscounted costs previously recorded for the decommissioning of these assets have been reduced with an adjustment to opening reinvested earnings. The effect of this change in accounting policy was recorded retroactively with a restatement of prior periods.

This change in accounting policy impacted the financial results in 2002 resulting in a $5.0 million increase in property, plant and equipment, a $174.3 million decrease in deferred revenue and other liabilities, a $1.5 million decrease in accounts payable, $10.0 million decrease in amortization, a $10.0 million increase in net income and a $170.8 million adjustment to reinvested earnings. The cumulative impact on reinvested earnings as at December 31, 2002 was $180.8 million.

4.	Short-Term Investments

Short-term investments consist of funds invested at an effective average interest rate of 2.93 per cent (2002 — 2.52 per cent).

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

5.	Long-Term Investments (thousands of dollars)

	Voting Percentage	2003	2002
Equity Investments
Saskferco Products Inc. (a) 68,449,080 (2002 - 68,449,080) Class B common shares	49.0%	$ 120,188	$ 116,055
ML OSB Limited Partnership (b)	25.0%	30,614	23,856
MRM Cogeneration Station (c)	30.0%	25,444	21,936
Other share investments - equity basis		58,859	44,190
		235,105	206,037
Portfolio Investments
HARO Financial Corporation (e) 68,000,000 (2002 - 68,000,000) Class B non-voting common shares		68,000	68,000
Other share investments - cost basis		103,837	114,304
		171,837	182,304
Bonds, Debentures, Loans and other Advances
HARO Financial Corporation (e)		139,029	139,029
Meadow Lake Pulp Limited Partnership Loans (f)		49,188	49,181
Other bonds and debentures		220,617	193,872
Other loans and notes receivable		39,608	39,497
		448,442	420,579
Property Holdings		135,148	129,210
Leases Receivable		3,536	3,916
		$994,068	$942,046

a)	The Corporation owns all of the outstanding Class B common shares of Saskferco Products Inc. (Saskferco) representing a 49 per cent voting interest.

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

5.	Long-Term Investments (continued)

b)	The Corporation entered into a limited partnership, Meadow Lake OSB Limited Partnership (ML OSB) with Tolko Industries Ltd., Meadow Lake OSB Mill Corporation and Northwest Communities Wood Products Ltd. for the purpose of constructing and operating an oriented strand board facility in Saskatchewan. The Corporation has invested $27.5 million (2002 — $23.8 million) in ML OSB representing a 25 per cent ownership interest. The Corporation has issued options to purchase its units of ML OSB to certain parties. If exercised the Corporation’s interest would be diluted to 6.8 per cent. ML OSB commenced commercial operations in September 2003.

c)	In 2001, the Corporation acquired a 30 per cent ownership interest in the MRM Cogeneration Station. The 170 megawatt natural gas-fired cogeneration facility is located at the Athabasca Oil Sands Project’s Muskeg River Mine, north of Fort McMurray, Alberta. The cogeneration station commenced commercial operations in January 2003.

d)	The Corporation holds one Class B share of Cameco Corporation (Cameco) which provides the Corporation with the ability to exercise special voting rights with respect to the location of Cameco’s head office.

e)	In 1992, the Corporation entered into a Term Loan agreement with HARO Financial Corporation (HARO). The Term Loan was for an initial five-year term with a maximum of four five-year renewal terms at the option of HARO. The Corporation agreed to renew this loan for a third five-year term in 2002. Annual interest rates on the Term Loan are fixed at the commencement of each five-year renewal term using the five-year Saskatchewan Bond rate plus 1 per cent. For the third five-year term, the interest rate on the loan is 5.50 per cent (2002 — 5.50 per cent) compounded annually.

Security for the Term Loan is 100 per cent of HARO’s assets, which as of December 31, 2003, consist primarily of HARO’s 65.2 per cent interest in Crown Life Insurance Company (Crown Life) shares.

Repayment of principal and interest is subject to available cash flow as defined in the loan agreement. HARO’s main source of cash is distributions from Crown Life. Due to the uncertainty surrounding such cash flows, the Corporation has deferred recording interest income on the Term Loan until such time as cash is received from HARO. The Corporation’s total interest deferred and owing at December 31, 2003, is $198.8 million (2002 — $181.4 million).

All unpaid principal and interest is due on December 15, 2017. On that date, any amounts outstanding will convert to 100 per cent of HARO equity shares. The Corporation has a unilateral right, prior to December 15, 2017, to convert no less than 25 per cent of the loan to either HARO non-voting, HARO voting or Crown Life shares. Any conversion may be subject to regulatory approval by the Office of the Superintendent of Financial Institutions.

Ownership of the 68,000,000 of HARO’s Class B non-voting common shares entitles the Corporation to a maximum of 100 per cent of participation rights with respect to dividends and remaining property of HARO on its liquidation or dissolution. Subject to regulatory approval, the Corporation has a unilateral right to exchange at any time the Class B shares for voting shares or HARO’s assets.

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

5.	Long-Term Investments (continued)

f)	The Corporation owns a 50 per cent joint venture interest in Meadow Lake Pulp Limited Partnership (MLPLP) located near Meadow Lake, Saskatchewan.

The Corporation has provided the following loans:

•	Participating Debenture ($19.5 million) bears interest at 11.15 per cent (2002 —11.15 per cent) calculated on October 31 each year.

•	Term Loan ($10.0 million) bears interest at prime plus 2 per cent, which is 6.5 per cent at December 31, 2003 (2002 — 6.5 per cent). Any interest outstanding and not paid on October 31 of each year is added to the principal balance.

•	Contingency Loan ($5.5 million) bears interest at prime plus 1 per cent, which is 5.5 per cent at December 31, 2003 (2002 — 5.5 per cent). Any interest outstanding and not paid on October 31 of each year is added to the principal balance.

•	Guarantee Advance ($4.0 million) bears interest at prime plus 1 per cent, which is 5.5 per cent at December 31, 2003 (2002 — 5.5 per cent). Any interest outstanding and not paid on October 31 of each year is added to the principal balance.

•	Cash Flow Loan ($5.2 million) bears interest at prime plus 1 per cent, which is 5.5 per cent at December 31, 2003 (2002 — 5.5 per cent). Any interest outstanding and not paid on October 31 of each year is added to the principal balance.

•	Guarantee Loan ($5.0 million) (2002 — $4.0 million) which bears interest at prime plus 1 per cent, which is 5.5 per cent at December 31, 2003 (2002 — 5.5 per cent). Any interest outstanding and not paid on October 31 of each year is added to the principal balance.

The Corporation records, as a separate loan (Interest Loan), the accrued interest receivable from the Participating Debenture. Interest on the Interest Loan, at 11.15 per cent, is calculated on October 31 of each year and is added to the principal balance outstanding on the loan. Interest income earned and forming part of the Interest Loan is recorded as deferred interest income due to the uncertainty of collection. The deferred interest income will be recorded as income when payments are received under the cash availability formula.

Any repayments of the Participating Debenture, Contingency Loan, Guarantee Advance, Cash Flow Loan, Guarantee Loan and the Interest Loan are subject to available cash flows as defined in the loan agreements. Payments towards principal outstanding on the Term Loan are due in two equal instalments after the joint venture has fully repaid an external loan.

If, by October 31, 2014, less than $159.0 million in aggregate has been paid on the Participating Debenture and Interest Loan, an amount equal to the difference between $159.0 million and the aggregate amount paid is due and payable. The remaining balance outstanding on the Interest Loan and Participating Debenture on October 31, 2014 shall bear interest at a rate equal to the short-term cost of borrowing for the Province of Saskatchewan, which is 2.62 per cent at December 31, 2003 (2002 — 2.74 per cent), until paid in full. The Contingency Loan and Term Loan also mature in 2014.

On June 14, 2001 MLPLP refinanced its long-term debt. As part of the refinancing agreement, the Corporation guaranteed MLPLP’s long-term debt payments to a maximum of $62.0 million (2002 — $70.0 million).

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

5.	Long-Term Investments (continued)

The Corporation’s loans to MLPLP are subject to measurement uncertainty since their value is dependent upon the present value of the cash flows provided by the operating of the pulp mill. Using management’s best estimates based on assumptions that reflect the most probable set of economic circumstances, the Corporation believes its loans to MLPLP are properly valued as at December 31, 2003. However, given the wide fluctuations in world commodity prices for pulp, this estimate could change materially in the near term.

Due to uncertainty of cash flows from the joint venture, the Corporation’s Participating Debenture is shown net of provision for loan losses of $60.0 million (2002 — $60.0 million).

g)	Included in investment revenue are earnings (losses) from equity investments as follows (thousands of dollars):

	2003	2002
Saskferco Products Inc.	$6,197	6,751
ML OSB Limited Partnership	2,968	--
MRM Cogeneration Station	1,579	--
Other	(1,375)	(8,551)
	$9,369	$(1,800)

6.	Property, Plant and Equipment (thousands of dollars)

	Cost	2003 Accumulated Amortization	Net Book Value	2002 Net Book Value Restated Note 3
Machinery and equipment	$8,643,125	$4,223,175	$4,419,950	$4,156,645
Buildings and improvements	1,181,578	516,624	664,954	710,145
Plant under construction	178,129	--	178,129	349,441
Land, coal properties and rights	199,248	74,619	124,629	122,111
	$10,202,080	$4,814,418	$5,387,662	$5,338,342

7.	Other Assets (thousands of dollars)

	2003	2002
Natural gas in storage	$107,868	$133,958
Future income tax asset (Note 15)	76,201	75,732
Deferred pension costs	69,411	65,393
Customer accounts acquired	30,601	31,348
Goodwill	27,062	34,323
Cross currency swaps	--	21,489
Other deferred charges	48,673	37,824
	$359,816	$400,067

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

8.	Notes Payable

Notes payable are due to the General Revenue Fund (GRF). These notes are due on demand and have an average interest rate of 2.65 per cent (2002 - 2.74 per cent).

9.	Long-Term Debt (thousands of dollars)

		2003		2002
		Principal Outstanding	Average Interest Rate	Principal Outstanding	Average Interest Rate
Years to Maturity A. General Revenue Fund	U.S.	Canadian
Canadian Dollar Issues 1 - 5 years		$874,729	9.97	$873,153	10.28
6-10 years		273,172	7.71	459,467	8.71
11-15 years		5,081	8.13	6,537	8.13
16-20 years		313,971	7.44	313,971	7.75
21-25 years		175,000	8.75	175,000	8.75
26-30 years		620,000	5.93	420,000	5.97
		2,261,953		2,248,128
U.S. Dollar Issues 1-5 years	$194,000	250,726	7.13	78,980	6.63
6-10 years	75,000	96,930	7.74	306,442	7.13
11-15 years	--	--	--	118,470	7.38
16-20 years	400,000	517,370	9.09	631,640	9.09
	$669,000	865,026		1,135,532
		3,126,979		3,383,660
Less: Sinking fund balance		(194,561)		(342,114)
Total due to GRF		2,932,418		3,041,546
B. Other long-term debt Canadian Dollar Issues (due 2004 to 2026)		169,578	Various	181,819	Various
U.S. Dollar Issues (due 2004-to 2007)	$33,699	44,326	9.62	59,297	10.05
Total other long-term debt		213,904		241,116
		3,146,322		3,282,662
Less: Due within one year		(164,483)		(203,904)
TOTAL LONG-TERM DEBT		$2,981,839		$3,078,758

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

9.	Long-Term Debt (continued)

There is a requirement attached to certain interest-bearing issues from the GRF to make annual payments into sinking funds in amounts representing 1 per cent to 3 per cent of the original issue. The cumulative annual payments plus interest earned are used for the retirement of debt issues, upon maturity, with the GRF on a net basis. Sinking funds are valued at amortized cost. When there has been a decline in the value of the investment of the sinking fund that is not considered temporary, the investment is written down to its fair value.

Principal repayments (including sinking funds) due in each of the next five years are as follows (thousands of dollars):

2004	$ 165,443
2005	225,098
2006	265,499
2007	167,381
2008	506,652

Long-term debt payable in United States dollars has been translated into Canadian dollars at an average year-end exchange rate of 1.299 (2002 — 1.574).

10.	Deferred Revenue and Other Liabilities (thousands of dollars)

	2003	2002 Restated Note 3
Provision for unpaid insurance claims	$ 211,128	$ 206,616
Environmental remediation liabilities	53,626	51,442
Asset retirement obligation	27,004	25,387
Cross currency swaps	21,841	--
Other liabilities	13,710	58,485
Deffered income	2,680	4,738
	$ 329,989	$ 346,668
The establishment of the asset retirement obligation, environmental remediation liabilities and provision for unpaid insurance claims is based on known facts and interpretation of circumstances that are influenced by a variety of factors. As a result the recorded amount of these liabilities could change by a material amount in the near term.

11.	Equity Advances

The Corporation does not have share capital. However, the Corporation has received advances from the GRF to form its equity capitalization. The advances are an equity investment in the Corporation by the GRF.

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

12.	Commitments and Contingencies

The following significant commitments and contingencies exist at December 31, 2003:

a)	The Corporation has forward purchase commitments of $1,768.0 million (2002 — $1,964.0 million) for coal contracted for future minimum deliveries and 1.6 petajoules of natural gas valued at current prices. As part of the forward coal commitments, the Corporation is contingently liable for a promissory note due in 2004 which arose from the sale of a coal mine and certain mining equipment. The Corporation is also contingently liable for lease payments on mining equipment transferred to the purchaser of a mining operation through a licensing agreement. The lease has an initial term of 25 years and expires in 2004. Subsequent to year end, the Corporation has agreed to purchase the mining equipment at fair value.

b)	The Corporation has committed to provide $29.2 million (2002 — $19.5 million) in loans and equity for investment in Saskatchewan business.

c)	The Corporation has entered into power purchase agreements expected to cost $4.8 billion until 2027 and provide approximately 449 megawatts of electrical power annually.

d)	The Corporation has indemnified the Government of Canada for its guarantee of NewGrade Energy Inc.‘s (NewGrade) long-term debt, to a maximum of $275.0 million. The fair value of the Corporation’s guarantee is $35.6 million (2002 — $51.8 million).

e)	The Corporation has guaranteed the exchange risk that exists upon default of NewGrade’s U.S. denominated debt to the extent that the default amount would exceed the $360.0 million guaranteed by the GRF. At December 31, 2003, the GRF’s exposure under the guarantee does not exceed $360.0 million. The Corporation does not expect any exposure under this guarantee.

f)	On June 14, 2001 MLPLP refinanced its long-term debt. As part of the refinancing agreement, the Corporation guaranteed MLPLP’s long-term debt payments to a maximum of $80.0 million. During the year the Corporation has paid $2.0 million on this guarantee, leaving a remaining guarantee of $62.0 million (2002 — $70.0 million) at December 31, 2003.

g)	The Corporation has guaranteed ML OSB’s long-term debt facilities to a maximum of $27.5 million. The Corporation does not expect any exposure on this guarantee in 2004.

h)	The Corporation has issued letters of credit in the amount of $16.0 million.

i)	The Corporation has entered into forward sales agreements to deliver 5.4 petajoules of natural gas during 2004 and 2005. The Corporation has entered into natural gas price swaps with counterparties, to fix the selling price for 5.4 petajoules committed for sale during 2004 and 2005.

j)	The Corporation has guaranteed $21.0 million (2002 — $17.0 million) of energy savings to various customers through the Corporation’s energy performance contracts. These guarantees are mitigated by third party guarantees to the Corporation that ensure the energy savings are realized.

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

12.	Commitments and Contingencies (continued)

k)	The Corporation has granted a $5.0 million U.S. dollar guarantee related to certain obligations to its equity investment in Gas Sur S.A., established under provisions of the shareholders’ agreement.

l)	The Corporation is the defendant to several unresolved statements of claim, and has provided for these claims in its accounts in accordance with the advice received from legal counsel. The Corporation intends to account for any differences which may arise, between amounts provided and amounts expended, in the period in which the claims are resolved.

13.	Interest Expense (thousands of dollars)

	2003	2002
Interest on long-term debt	$ 277,218	$ 288,414
Foreign exchange gains	(150,011)	(4,540)
Amortization of deferred financing costs	1,987	1,345
	129,194	285,219
Less: Sinking fund earnings	(8,506)	(23,143)
Interest capitalized	(2,819)	(5,358)
	(11,325)	(28,501)
Long-term debt interest expense	117,869	256,718
Short-term debt interest expense	4,484	13,964
	$ 122,353	$ 270,682

Interest paid during the year, on a cash basis, was $283.5 million (2002 — $303.3 million).

14.	Saskatchewan Taxes and Resource Payments (thousands of dollars)

	2003	2002
Grants in lieu of taxes to municipalities	$ 46,209	$ 42,137
Saskatchewan capital tax	32,896	36,786
Insurance premium tax	10,877	9,676
Other	4,931	14,577
Oil, gas and coal royalties	3,460	1,926
	$ 98,373	$ 105,102

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

15.	Income Taxes

During 2002 the Corporation adopted the asset and liability method of accounting for income taxes. As a result a future tax asset of $77.8 million was recognized on January 1, 2002 offset by an increase to reinvested earnings.

Income tax expense differs from the amount that would be computed by applying the federal and provincial statutory income tax rates to income before income taxes. The main reasons for the differences are as follows (thousands of dollars):

	2003	2002
Net income (loss) before income taxes from taxable subsidiaries and joint ventures	$ 23,009	$ (11,025)
Combined federal and provincial tax rate	38.7%	37.0%

Computed tax expense based on the combined rate	$ 8,894	$ (4,079)
Increase (decrease) resulting from: Earnings not subject to taxation	(3,430)	(1,119)
Adjustment to future tax assets for enacted changes in tax laws and rates	(13,934)	1,301
Difference in tax rates between subsidiaries and parent	(11)	568
Valuation allowance	8,330	11,268
Effect of temporary difference related to property, plant and equipment	--	(3,749)
Other	(318)	2,284
Total future income tax (recovery) expense	$ (469)	$ 6,474
The tax effects of temporary differences that give rise to significant portions of the future tax asset (thousands of dollars):

Future tax asset: Non-capital loss carryforwards	$ 41,495	$ 33,931
Property, plant and equipment - differences in net book value and undepreciated capital cost	73,176	73,236
Other	3,029	1,734
	117,700	108,901
Less: Valuation allowance	(41,499)	(33,169)
Net future tax asset	$ 76,201	$ 75,732
The establishment of future income tax asset is based on known facts and interpretation of circumstances that are influenced by a number of factors. As a result the recorded amount of this asset could change by a material amount in the near future.

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

16.	Non-Recurring Items

Non-recurring items include the following (thousands of dollars):

	2003	2002
Gain (loss) on: Writedown of goodwill (a)	$ (9,435)	$ --
Provision for Persona Inc. (b)	(6,362)	--
Provision for Austar United Communications Limited (Austar) (d)	--	(40,394)
Public policy expenditure	--	(22)
	$ (15,797)	$ 70,987
a)	During the year, the Corporation tested the amount allocated to goodwill for Retx, Inc. and determined that a writedown of $9.4 million was required due to a decrease in the fair value of its operations in the past year.

b)	During the year, the Corporation recorded a $6.4 million writedown in its investment in Persona Inc. reflecting a decline in value considered to be other than temporary.

c)	On February 19, 2002, the Corporation sold its remaining shares of Cameco for proceeds of $226.4 million resulting in a gain on sale of $111.4 million.

d)	During 2002 the book value of Austar was written down by $40.4 million to reflect a loss in value of Austar that is considered to be other than temporary.

17.	Related Party Transaction Adjustment

During the year the Corporation purchased buildings from a related party for $11.1 million. The buildings were recorded at their carrying value at the transaction date of $7.1 million. The difference of $4.0 million has been charged to reinvested earnings.

18.	Items Not Affecting Cash from Operations (thousands of dollars)

	2003	2002 Restated Note 3
Amortization of property, plant and equipment	$ 423,254	$ 397,203
Foreign exchange	(157,394)	(1,172)
Sinking fund earnings	(8,506)	(23,143)
Non-recurring items	15,797	(70,987)
Other non-cash items	(43,568)	(9,075)
	$ 229,583	$ 292,826

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

19.	Financial Risk Management

By virtue of its business operations, the Corporation is exposed to changes in the United States/Canadian dollar exchange rate, the price of natural gas and interest rates. The Corporation utilizes a number of financial instruments to manage these exposures. The Corporation mitigates risk associated with these financial instruments through Board approved policies; limits on use and amount of exposure; internal monitoring; and compliance reporting to senior management and the Board.

a)	Commodity price risk management

The Corporation is exposed to gas price risk through gas purchased for its gas-fired power plants, for certain power purchase agreements and gas purchased for resale to its customers. As at December 31, 2003, the Corporation had entered into a series of natural gas contracts to manage the price of natural gas.

The fair value of the Corporation’s financial instruments that pertain to natural gas price hedges is listed below (millions of dollars):

2003	2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Natural gas price hedges owed to (by) the Corporation:
- swaps	$ --	$ (14.0)	$ --	$ (12.5)
- otions	0.4	0.7	--	--
- futures	--	4.0	--	6.0

The fair values of the above instruments were based on the following:
i) Natural gas price swaps — The relevant index price on December 31, 2003.
ii) Natural gas price options — The relevant index price on December 31, 2003.
iii) Natural gas futures contracts — The relevant index price on December 31, 2003.

b)	Foreign currency and interest risk management

The Corporation has an exposure to the United States/Canadian dollar exchange rate primarily through the long-term United States denominated debt that has been incurred by the Corporation. This risk includes exposure to fluctuations in both the principal and coupon payments associated with the United States denominated debt. The Corporation utilizes cross currency swaps and coupon swaps to offer protection from fluctuations on a portion of this debt that is due in the future.

The following summarizes instruments held at each year end (millions of dollars):

2003	2002
	Carrying Amount	Fair Value	Repricing/ Maturity Date	Carrying Amount	Fair Value
Owed to (by) the Corporation:
Cross currency swaps	$ (22.0)	$ (30.0)	2008-2022	$ 21.0	$ 29.0
Interest Rate Hedges	--	(0.1)		--	(0.1)
Foreign exchange contracts	62.0	0.7	2004	--	--

i) Cross currency swaps, interest rate hedges, and foreign exchange contracts are valued at December 31, 2003 market rates.

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

19.	Financial Risk Management (continued)

c)	Fair value of financial assets and liabilities

The fair value of the Corporation’s financial assets and liabilities is as follows (millions of dollars)

2003	2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term investments (d)	$ 343.4	$ 357.9	$ 325.1	$ 317.5
Sinking fund equity	194.6	203.4	342.1	348.5
Long-term debt	3,146.3	3,843.4	3,282.7	3,941.2

The fair values of the above instruments were based on the following:

i)	Long-term investments

Share investments — The fair value of publicly traded share investments is based on their final traded price per share on December 31, 2003, less estimated selling costs.

Bonds, debentures, loans and notes receivable — The fair value of bonds, debentures, loans and notes receivable is determined by discounting scheduled cash flows through estimated maturity, using estimated discount rates that reflect the credit and interest rate risk inherent in the loan less disposition costs.

ii)	Sinking fund equity

The fair value of the investments held in the sinking fund is based on their December 31, 2003, quoted market value.

iii)	Long-term debt

The fair value of long-term debt is determined by the present value of future cash flows discounted at the market rate of interest for the equivalent Province of Saskatchewan debt instruments.

d)	The Corporation has not attempted to determine the fair value of its investments in its equity holdings ($235.1 million), non-publicly traded common shares ($20.7 million), property holdings ($135.2 million), leases receivable ($3.5 million), or certain loans ($49.2 million) due to the costs associated with this type of valuation.

Excluded from the amounts above are $207.0 million of assets held with HARO, and secured by HARO’s 65.2 per cent interest in Crown Life. It is not practicable to determine the fair value of the Corporation’s investment in HARO with any sufficient reliability.

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

19.	Financial Risk Management (continued)

e)	Credit risk

Credit risk is the risk that one party to a transaction will fail to discharge an obligation and cause the other party to incur a financial loss. Concentration of credit risk relate to groups of customers or counterparties that have similar economic or industry characteristics that cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

Credit risk relates to customer accounts receivable and unbilled revenue, short-term investments, and counterparties to financial hedges and commodity transactions. Customer accounts receivable and unbilled revenue is diversified among many residential, farm and commercial customers primarily throughout Saskatchewan. In addition, the Corporation maintains credit policies and limits in respect to short-term investments and counterparties to financial and commodity transactions.

f)	Interest rate risk

The Corporation may be exposed to interest rate risk on the maturity of its long-term debt. However, in the current low interest rate environment, these risks are considered low. As a result, the Corporation has no financial contracts in place to offset interest rate risk as of December 31, 2003.

g)	Fair value of short-term financial instruments

For certain of the Corporation’s financial instruments including:

i)	cash;

ii)	short-term investments;

iii)	accounts receivable;

iv)	bank indebtedness;

v)	accounts payable and accrued liabilities;

vi)	notes payable; and,

vii)	dividend payable to General Revenue Fund,

the carrying amounts approximate fair value due to their immediate or short-term maturity.

20.	Leases

Future minimum lease payments for operating leases entered into by the Corporation, as lessee, are as follows (thousands of dollars):

2004	$ 61,788
2005	50,325
2006	47,007
2007	31,404
2008	30,094
Thereafter	4,856
$ 225,474

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

21.	Related Party Transactions

Included in these consolidated financial statements are transactions with various Saskatchewan Crown corporations, departments, agencies, boards and commissions related to the Corporation by virtue of common control by the Government of Saskatchewan and non-Crown corporations and enterprises subject to joint control and significant influence by the Government of Saskatchewan (collectively referred to as “related parties”).

Routine operating transactions with related parties are settled at prevailing market prices under normal trade terms. These transactions and amounts outstanding at year end are as follows
(millions of dollars):

	2003	2002
Accounts receivable	$ 9.8	$ 13.9
Accounts payable and accrued liabilities	2.7	13.3
Sales of products and services	112.9	116.8
Operating costs	155.4	163.5
Costs capitalized	5.0	4.9
Deferred revenue	4.3	--

During 2003, the Corporation received $6.6 million (2002 — $17.7 million) in grants from the GRF. In addition, the Corporation pays Saskatchewan Provincial Sales Tax to the Saskatchewan Department of Finance on all its taxable purchases. Taxes paid are recorded as part of the cost of these purchases.

Other transactions and amounts due to and from related parties and the terms of settlement are described separately in these consolidated financial statements and the notes thereto.

22.	Joint Ventures

The Corporation has joint control over the operating, investing and financing policies of Canadian Power Consultants, Centennial Foods Partnership, Cory Cogeneration Fund Corporation, Cory Cogeneration Joint Venture, Foragen Technologies Limited Partnership, Hypor B.V., Hypor LP, Meadow Lake Pulp Limited Partnership, and NewGrade Energy Inc. The Corporation’s pro-rata share of its interest in these joint ventures is as follows
(thousands of dollars)

	2003	2002
Current assets	$ 150,781	$ 135,098
Long-term assets	396,543	363,560
Current liabilities	89,774	90,554
Long-term liabilities	171,142	199,679
Revenue	691,564	522,652
Expenses	659,372	523,905
Net earnings (loss)	32,492	(1,253)
Cash provided by operating activities	72,011	56,902
Cash (used in) provided by financing activities	(21,662)	17,754
Cash used in investing activities	(30,807)	(61,367)

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

23.	Employee Future Benefits

The Corporation has three defined benefit pension plans for certain of its employees that have been closed to new membership since 1980. Current service costs of this plan are charged to earnings on the basis of actuarial valuations.

The actuarial valuations include a provision for uncommitted and ad hoc benefit increases, and are measured using managements’ best estimates based on assumptions that reflect the most probable set of economic circumstances and planned courses of action. The estimate, therefore, involves risks that the actual amount may differ materially from the estimate. Results from the latest valuations for SaskTel and SGI are projected to December 31, 2003. The major assumptions used in the valuations, are as follows:

Economic assumptions:

		2003
	Sasktel	SGI	SaskPower
Discount rate - end of period	6.20%	6.10%	6.50%
Expected return on plan assets	7.25%	6.75%	7.20%
Inflation rate	2.20%	3.00%	3.00%
Expected salary increase	2.20%	4.00%	4.00%
Post-retirement index	100% of CPI	50% of CPI	50% of CPI
Last actuarial valuation	12/31/01	12/31/02	09/30/03

		2002
	Sasktel	SGI	SaskPower
Discount rate - end of period	6.20%	6.20%	6.75%
Expected return on plan assets	7.25%	6.75%	7.60%
Inflation rate	2.20%	3.00%	3.00%
Expected salary increase	2.20%	4.00%	4.00%
Post-retirement index	100% of CPI	50% of CPI	50% of CPI
Last actuarial valuation	12/31/01	12/31/99	09/30/02

Information about the Corporation’s defined benefit plans is as follows (thousands of dollars):

2003	2002
	SaskTel	SGI	SaskPower	Combined
Accrued benefit obligation

Accrued benefit obligation, beginning of year	$ 817,202	$ 49,944	$ 671,529	$ 1,436,766
Current service cost	11,333	304	7,507	17,544
Interest cost	50,014	3,003	42,791	95,616
Benefits paid	(43,369)	(3,536)	(39,337)	(85,490)
Impact of change in discount rate	568	--	--	49,399
Experience and other	(724)	--	--	816
Acturarial loss on occrued benefit obligation	--	62	18,920	24,024

Accrued benefit obligation, end of year	$ 835,024	$ 49,777	$ 701,410	$ 1,538,675

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

23.	Employee Future Benefits (continued)

2003	2002
	SaskTel	SGI	SaskPower	Combined
Plan Assets
Fair value of plan assets, beginning of year	$ 695,604	$ 49,293	$ 624,903	$ 1,478,061
Actual return on plan assets	71,099	4,804	60,177	(29,371)
Funding contributions	11,443	97	2,576	6,600
Benefits paid	(43,427)	(3,536)	(39,337)	(85,490)

Fair value of plan assets, end of year	$ 734,719	$ 50,658	$ 648,319	$ 1,369,800
Funded status - plan surplus (deficit)	$ (100,305)	$ 881	$ (53,091)	$ (168,875)
Unamortized transitional asset	(62,469)	(4,597)	(19,055)	(103,364)
Unamortized past service cost	21,884	--	590	26,708
Unamoritzed net actuarial losses	192,438	2,081	89,419	308,278
Accrued pension asset (liability)	$ 51,548	$ (1,635)	$ 17,863	$ 62,747

The defined benefit plan pension income is as follows (thousands of dollars):

2003	2002
	SaskTel	SGI	SaskPower	Combined
Current service cost - defined benefit plan	$ 8,175	$ 207	$ 4,931	$ 11,801
Interest cost	50,014	3,003	42,791	95,616
Expected return on pension plan assets	(54,504)	(3,211)	(43,670	(106,598)
Amortization of net transitional asset	(11,654)	(743)	(4,861)	(17,245)
Amortization of past service cost	4,105	--	129	4,202
Amoritzation of actuarial (gains) losses	4,438	(71)	4,179	(31)
Defined benefit plan pension (income) expense	$ 574	$ (815)	$ 3,499	$ (12,255)

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

23.	Employee Future Benefits (continued)

Other benefit plans

Other benefit plans include a defined severance plan for certain employees and the supplementary superannuation plan provided to management employees (thousands of dollars):

	2003	2002
Present value of accrued benefits	$ 42,164	$ 39,867
Accrued benefit liability	23,001	21,580
Benefits paid	5,472	5,717
Net expense	6,893	6,555

The significant actuarial assumptions adopted in measuring the Corporation’s accrued benefit obligations at September 30 are:

	2003	2002
Discount rate	6.25%	6.75%
Long-term rate of compensation increases	4.00%	4.00%
Remaining service life (years)	12.17	12.59

The Corporation also has employees who are members of defined contribution pension plans. The Corporation’s financial obligation is primarily limited to matching employee contributions to the plan. During the year the Corporation paid $24.1 million (2002 —$22.4 million) into these plans.

24.	Subsequent Event

On January 14, 2004, the Corporation borrowed $200.0 million from the GRF. The debt was issued with an interest rate of 5.80% and matures September 5, 2033.

25.	Comparative Figures

Certain of the 2002 comparative figures have been reclassified to conform with current year’s presentation.

NON-CONSOLIDATED FINANCIAL STATEMENTS

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
(NON-CONSOLIDATED)

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
(NON-CONSOLIDATED)

CIC is the provincial government’s holding company for its commercial Crowns. CIC has invested equity in its subsidiary Crown corporations and collects dividends from these corporations based on their profitability. CIC also holds the Province’s investment in NewGrade.

This narrative on CIC’s non-consolidated 2003 financial results should be read in conjunction with the audited non-consolidated financial statements. For the purposes of this narrative on CIC’s non-consolidated financial results, “CIC” refers to the holding company.

RESULTS OF OPERATIONS

Earnings for 2003 were $274.3 million (2002 — $262.8 million). The $11.5 million increase is primarily due to an increase in dividends from CIC’s subsidiary Crown corporations of $128.5 million, a dividend from NewGrade of $7.6 million, and a decrease in grants to subsidiaries of $14.5 million. Offsetting these increases was CIC’s 2002 sale of its remaining shares in Cameco Corporation (Cameco) for a gain of $125.7 million, a decrease in interest revenue of $5.3 million and a decrease in other revenue of $7.9 million.

Revenues for the year were $297.1 million (2002 — $174.2 million). The $122.9 million increase was a result of higher dividends from subsidiaries and NewGrade. The increase in dividend revenue was partially offset by a decrease in interest revenue ($5.3 million) due to lower cash available for short-term investments and a decrease in other revenue ($7.9 million) as 2002 included a recovery of $7.2 million in previously allowed for loans from NewGrade.

Dividend revenue was $293.2 million (2002 — $157.1 million). The $136.1 million increase was due to higher dividends from SaskPower ($86.2 million), SaskTel ($17.9 million), SaskEnergy ($22.2 million), SGI ($13.8 million) and NewGrade ($7.6 million), partially offset by lower dividends from Investment Saskatchewan ($11.6 million).

Dividends from subsidiary Crown corporations increased $128.5 million from 2002. SaskPower’s dividend increased $86.2 million primarily due to foreign exchange gains on its U.S. dollar denominated debt, as the Canadian dollar improved dramatically versus its U.S. dollar counterpart in 2003, as well as a higher dividend payout ratio due to its improved debt position. SaskTel’s dividend increased $17.9 million due mainly to increased earnings from diversified operations and gains on U.S. dollar denominated debt. SaskEnergy’s dividend increased $22.2 million primarily from higher earnings related to higher natural gas transportation volumes and increased revenue from natural gas marketing activities. SGI’s dividend to CIC increased by $13.8 million in 2003 due primarily to improved underwriting results. In 2002, SGI incurred a loss in its Ontario subsidiary Coachman Insurance Company. Investment Saskatchewan paid no dividend primarily due to deferral of receipts from HARO Financial Corporation.

Expenses were $18.2 million (2002 — $18.0 million). Higher operational expenses were largely offset by reduced net interest expense. Operating expenses were $15.4 million (2002 — $12.2 million). The increase was mainly due to the Corporation’s $2.0 million contribution to the Our Future is Wide Open campaign and a $1.4 million payment to the City of Prince Albert related to environmental clean up on land formerly owned by Saskatchewan Forest Products Corporation. Interest expense decreased to $2.5 million (2002 — $5.6 million), reflecting repayment of long-term debt in 2003 combined with the transfer of CIC’s remaining long-term debt to Investment Saskatchewan.

During 2003, CIC provided $3.5 million in grants to STC (2002 — $4.8 million): $1.9 million for operations (2002 — $2.4 million) and $1.6 million for capital (2002 — $2.4 million), and $1.1 million to SaskWater for operating losses.

Subsequent to year end, the Corporation received authorization to convert amounts owing from Investment Saskatchewan to common shares. The conversion will complete the financial restructuring of Investment Saskatchewan.

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
(NON-CONSOLIDATED)

LIQUIDITY AND CAPITAL RESOURCES

Cash Flow Highlights
(millions of dollars)

	2003	2002
Cash from Operations	$157.0	$121.6
Cash (Used in) Provided by Investing Activities	(11.1)	214.5
Debt (Repaid) Borrowed from GRF (net of sinking
fund instalments and redemptions)	(9.9)	13.8
Debt Transferred (net of sinking funds)	(15.4)	--
Equity Advances Repaid	--	(181.3)
Dividend Paid	(300.0)	(200.0)
Decrease in Cash	$(179.4)	$(31.4)

Liquidity

CIC finances its capital requirements through internally-generated cash flow and through borrowing from the GRF. The GRF borrows on CIC’s behalf in capital markets.

Operating, Investing and Financing Activities

Cash from operations was $157.0 million (2002 — $121.6 million). The $35.4 million increase was primarily due to increased dividend revenue partly offset by the large balance of dividends to be collected March 31, 2004 and classified as receivable.

Cash used in investing activities was $11.1 million (2002 — cash provided by investing activities $214.5 million). The primary reason for the $225.6 million change was that, in 2002, CIC sold its remaining interest in Cameco for proceeds of $226.3 million. During the year, CIC had net outflows to Investment Saskatchewan of $11.0 million (2002 — $25.9 million) to support its investment strategy.

Cash used in financing activities was $325.3 million (2002 — $367.5 million). During 2003, CIC repaid $9.9 million in debt due to the GRF (net of sinking fund redemptions), transferred $15.4 million in debt (net of sinking funds) to Investment Saskatchewan, and paid a $300.0 million dividend. In 2002, CIC repaid $181.3 million in equity advances, paid a $200.0 million dividend to the GRF, and assumed $13.8 million in net new borrowing.

Debt Management

During 2003, Cabinet approved the restructuring of CIC’s share capital subsidiary, CIC Industrial Interests Inc., and renamed the corporation Investment Saskatchewan Inc. As part of the restructuring, CIC transferred its remaining long-term debt and associated sinking funds to Investment Saskatchewan as partial payment on amounts owing to CIC from Investment Saskatchewan.

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
(NON-CONSOLIDATED)

OUTLOOK AND KEY FACTORS AFFECTING PERFORMANCE

The key factor affecting CIC’s earnings are the level of dividends from commercial subsidiary Crown corporations and its joint venture NewGrade.

Factors affecting the level of dividends from subsidiary Crowns include the level of profits and the application of CIC’s subsidiary dividend policy. The CIC Board determines dividends from a commercial subsidiary after allocating cash for reinvestment within the Crown to sustain operations, to grow and to diversify, and for debt reduction if necessary. CIC expects aggregate dividends declared by its commercial subsidiaries in 2004 to be lower than in 2003.

CIC regularly assesses the appropriateness of the carrying value for its investments, and writes down an investment if it judges there to be a permanent impairment in carrying value. CIC regularly reviews its investments with private sector partners to determine the appropriateness of retention or sale.

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NON-CONSOLIDATED FINANCIAL STATEMENTS

RESPONSIBILITY FOR FINANCIAL STATEMENTS	AUDITOR'S REPORT
The accompanying Non-Consolidated Financial
Statements have been prepared by management
of Crown Investments Corporation of
Saskatchewan to illustrate the financial position
and results of operations of the corporate entity
only. They have been prepared, on a
non-consolidated basis, in accordance with the
basis of accounting described in Note 1(a) to the
financial statements, consistently applied, using
management’s best estimates and judgements
where appropriate. Management is responsible
for the reliability and integrity of the
Non-Consolidated Financial Statements, the
notes to the Non-Consolidated Financial
Statements and other information contained in
this Annual Report.

The Corporation’s Board of Directors is
responsible for overseeing the business affairs
of the Corporation and also has the responsibility
for approving the financial statements. The
Board of Directors is responsible for reviewing
the annual financial statements and meeting
with management, KPMG and the Provincial
Auditor of Saskatchewan on matters relating to
the financial process.

Management maintains a system of internal
controls to ensure the integrity of information
that forms the basis of the financial statements.
The internal controls provide reasonable
assurance that transactions are executed in
accordance with proper authorization, that
assets are properly guarded against
unauthorized use and that reliable records
are maintained.

KPMG has audited the Non-Consolidated
Financial Statements. Their report to the
Members of the Legislative Assembly, stating
the scope of their examination and opinion on
the Non-Consolidated Financial Statements,
appears opposite.

Blair Swystun, CFA                       John Amundson, CA
A/Chief Financial Officer             Corporate Controller

March 12, 2004	To the Members of the Legislative Assembly of Saskatchewan

We have audited the non-consolidated statement
of financial position of Crown Investments
Corporation of Saskatchewan as at
December 31, 2003 and the non-consolidated
statements of operations and reinvested
earnings and cash flows for the year then
ended. These non-consolidated financial
statements have been prepared at the request of
the Legislative Assembly of Saskatchewan.
These non-consolidated financial statements are
the responsibility of the Corporation’s
management. Our responsibility is to express an
opinion on these non-consolidated financial
statements based on our audit.

We conducted our audit in accordance with
Canadian generally accepted auditing standards.
Those standards require that we plan and
perform an audit to obtain reasonable assurance
whether the financial statements are free of
material misstatement. An audit includes
examining, on a test basis, evidence supporting
the amounts and disclosures in the financial
statements. An audit also includes assessing the
accounting principles used and significant
estimates made by management, as well as
evaluating the overall financial statement
presentation.

In our opinion, these non-consolidated financial
statements present fairly, in all material respects,
the financial position of the Corporation as at
December 31, 2003 and the results of its
operations and its cash flows for the year then
ended in accordance with the basis of
accounting described in Note 1(a) to the
financial statements.

These non-consolidated financial statements,
which have not been, and were not intended to
be, prepared in accordance with Canadian
generally accepted accounting principles, are
intended for the purpose of tabling with the
Legislative Assembly of Saskatchewan.

Chartered Accountants
Regina, Saskatchewan

March 12, 2004

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NON-CONSOLIDATED STATEMENT OF FINANCIAL POSITION
As at December 31
(thousands of dollars)

	2003	2002
ASSETS

Cash and short-term investments	$ 160,019	$ 339,376
Interest and accounts receivable	707	574
Dividends receivable	134,101	29,079
Equity advances to Crown corporations (Note 3)	1,050,382	1,050,382
Investments in share capital corporations (Note 4)	377,469	366,488
Equipment (Note 5)	633	777

	$ 1,723,311	$ 1,786,676

LIABILITIES AND PROVINCE'S EQUITY

Interest and accounts payable	$ 2,314	$ 14,066
Note payable to General Revenue Fund	--	10,048
Dividend payable to General Revenue Fund	200,000	300,000
Long-term debt (Note 6)	--	15,859

	202,314	339,973

Province of Saskatchewan's Equity

Equity advances (Note 7)	1,181,152	1,181,152
Reinvested earnings	339,845	265,551

	1,520,997	1,446,703

	$ 1,723,311	$ 1,786,676

Commitments and Contingencies (Note 8)

(See accompanying notes)

On behalf of the Board:

Director                                                                                                        Director

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
(NON-CONSOLIDATED) STATEMENT OF OPERATIONS AND REINVESTED EARNINGS
For the Year Ended December 31
(thousands of dollars)

	2003	2002
REVENUE

Dividend (Note 9)	$ 293,162	$ 157,053
Interest	3,606	8,879
Other	369	8,240

	297,137	174,172

EXPENSES

General, administrative and other	15,440	12,190
Interest	2,542	5,622
Amortization	261	156

	18,243	17,968

Earnings before the following	278,894	156,204
Grant to Saskatchewan Transportation Company	(3,500)	(4,800)
Grant to Saskatchewan Water Corporation	(1,100)	--
Grant to Information Services Corporation	--	(14,300)
Gain on sale of Cameco Corporation shares (Note 4 (c))	--	125,714

NET EARNINGS	274,294	262,818

REINVESTED EARNINGS, BEGINNING OF YEAR	265,551	302,733

	539,845	565,551

DIVIDEND TO GENERAL REVENUE FUND	(200,000)	(300,000)

REINVESTED EARNINGS, END OF YEAR	$ 339,845	$ 265,551

(See accompanying notes)

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
(NON-CONSOLIDATED) STATEMENT OF CASH FLOWS
For the Year Ended December 31
(thousands of dollars)

	2003	2002
OPERATING ACTIVITIES

Net earnings	$ 274,294	$ 262,818
Add (deduct) non-cash items:
Amortization	261	156
Gain on sale of Cameco Corporation shares	--	(125,714)
Sinking fund earnings	(650)	(10,514)
Recovery of investment losses	--	(7,229)

	273,905	119,517

Net change in non-cash working capital balances
related to operations (Note 10)	(116,907)	2,055

Cash provided by operating activities	156,998	121,572

INVESTING ACTIVITIES

Purchase of investments	(10,981)	(25,918)
Proceeds from sales and collections of investments	--	242,019
Purchase of equipment	(117)	(470)
Equity advances to Crown corporations	--	(1,157)

Cash (used in) provided by investing activities	(11,098)	214,474

FINANCING ACTIVITIES

(Decrease) increase in notes payable	(10,048)	10,048
Long-term debt repayments	(154,108)	--
Long-term debt transferred	(20,919)	--
Sinking funds transferred	5,558	--
Sinking fund redemptions	154,260	3,800
Equity advances repaid	--	(181,300)
Dividend paid	(300,000)	(200,000)

Cash used in financing activities	(325,257)	(367,452)

NET DECREASE IN CASH DURING YEAR	(179,357)	(31,406)

CASH POSITION, BEGINNING OF YEAR	339,376	370,782

CASH POSITION, END OF YEAR	$ 160,019	$ 339,376

(See accompanying notes)

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
(NON-CONSOLIDATED) FINANCIAL STATEMENTS
December 31, 2003

1.	Summary of Significant Accounting Policies

The non-consolidated financial statements of Crown Investments Corporation of Saskatchewan (CIC) have been prepared in accordance with Canadian generally accepted accounting principles except as noted in a), b) and c) below. The preparation of periodic financial statements involves the use of estimates since the precise determination of financial data frequently depends on future events. These financial statements have been prepared by management within reasonable limits of materiality using the accounting policies summarized below:

a)	Basis of presentation

These non-consolidated financial statements have been prepared at the request of the Legislative Assembly of Saskatchewan in accordance with the significant accounting policies described below. The basis of accounting used to prepare these non-consolidated financial statements materially differs from Canadian generally accepted accounting principles because CIC’s subsidiaries and investment, over which it is able to exercise significant influence, are accounted for using the cost method. CIC has also prepared and tabled consolidated financial statements for the same period in accordance with Canadian generally accepted accounting principles.

b)	Equity advances to Crown corporations

With the exception of Investment Saskatchewan Inc., Crown corporations do not have share capital. However, eight Crown corporations have received equity advances from CIC to form their equity capitalization. The equity advances are initially recorded at cost, but where there has been a decline in the value of the investment that is not considered temporary, the investment is written down to its estimated realizable value. Dividends from these corporations are recognized as income when declared.

c)	Investments in share capital corporations

Investments in shares of corporations are accounted for on the cost method regardless of whether or not joint control exists, or there is a parent-subsidiary relationship. When there has been a decline in the value of a joint venture or a share capital Crown subsidiary corporation that is not considered temporary, the investment is written down to its estimated net realizable value. Dividends from these share investments are recognized as income when declared.

d)	Equipment

Equipment is recorded at cost. When these assets are disposed of or retired, the related costs and accumulated amortization are eliminated from the accounts. Any resulting gains or losses are reflected in the statement of operations.

Equipment is amortized using the following methods:

Computer equipment Furniture and equipment Computer software Leasehold improvements	— 30% declining balance — 20% declining balance — 3 years straight-line — over life of lease

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
(NON-CONSOLIDATED) FINANCIAL STATEMENTS
December 31, 2003

1.	Summary of Significant Accounting Policies (continued)

e)	Fair value disclosure of short-term financial instruments

For certain of CIC’s financial instruments including:

i)	cash and short-term investments;
ii)	interest and accounts receivable;
iii)	dividends receivable;
iv)	interest and accounts payable;
v)	note payable to General Revenue Fund; and,
vi)	dividend payable to General Revenue Fund,

the carrying amounts approximate fair value due to their immediate or short-term maturity.

f)	Cash position

Cash position includes cash held within CIC’s bank accounts and short-term investments which mature on or before March 31, 2004.

2.	Status of Crown Investments Corporation of Saskatchewan

The Government Finance Office was established by Order in Council 535/47 dated April 2, 1947, and was continued under the provision of The Crown Corporations Act, 1993 (the Act), as Crown Investments Corporation of Saskatchewan. CIC is an agent of Her Majesty in Right of the Province of Saskatchewan and as a Provincial Crown corporation is not subject to Federal and Provincial income taxes.

The Act assigns specific financial and other responsibilities to CIC regarding Crown corporations designated or created as subsidiary Crown corporations of CIC under the Act. The following corporations have been designated or created by Order in Council:

Information Services Corporation of Saskatchewan
Investment Saskatchewan Inc.
SaskEnergy Incorporated
Saskatchewan Development Fund Corporation
Saskatchewan Government Growth Fund Management Corporation
Saskatchewan Government Insurance
Saskatchewan Opportunities Corporation
Saskatchewan Power Corporation
Saskatchewan Telecommunications Holding Corporation
Saskatchewan Telecommunications
Saskatchewan Transportation Company
Saskatchewan Water Corporation

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
(NON-CONSOLIDATED) FINANCIAL STATEMENTS
December 31, 2003

3.	Equity Advances to Crown Corporations

Equity advances to Crown corporations are as follows (thousands of dollars):

	2003	2002
Saskatchewan Power Corporation	$ 660,000	$ 660,000
Saskatchewan Telecommunications Holding Corporation	250,000	250,000
SaskEnergy Incorporated	71,531	71,531
Saskatchewan Government Insurance	55,000	55,000
Information Services Corporation of Saskatchewan	12,000	12,000
Saskatchewan Development Fund Corporation	1,150	1,150
Saskatchewan Water Corporation	700	700
Saskatchewan Government Growth Fund Management Corporation	1	1
	$ 1,050,382	$ 1,050,382
4.	Investments in Share Capital Corporations (thousands of dollars)

	Voting Percentage	2003	2002
Investment Saskatchewan Inc (a): 34,000,000 common shares	100%	$ 340,000	$ 340,000
Due to CIC		190,194	179,213
		530,194	519,213

NewGrade Energy Inc (b): 100 Class Y voting participating common shares	50%	50,001	50,001
		580,195	569,214
Write down of investments: Investment Saskatchewan Inc.		(152,725)	(152,725)
NewGrade Energy Inc.		(50,001)	(50,001)
		$ 377,469	$ 366,488

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
(NON-CONSOLIDATED) FINANCIAL STATEMENTS
December 31, 2003

4.	Investments in Share Capital Corporations (continued)

a)	Investment Saskatchewan Inc. (formerly CIC Industrial Interests Inc.) was restructured on September 3, 2003 as a CIC Crown corporation to which provisions of The Crown Corporations Act, 1993 apply. The Corporation continues as a share capital entity.

Amounts due to CIC are non-interest bearing and due on demand.

b)	CIC owns 50.0 per cent of the outstanding voting participating shares of NewGrade Energy Inc. (NewGrade), a jointly controlled corporation.

CIC is committed to funding any operating shortfall of NewGrade at the end of any year. CIC will loan NewGrade up to $2.0 million, escalated by inflation, in the form of a Subordinated Operations Fee Amount after Consumers Co-operative Refineries Ltd. (CCRL) has provided its $2.0 million Subordinated Operations Fee Amount. If these loans do not cover all cash shortfalls, then CIC will loan NewGrade up to $4.0 million as a Cash Flow Deficiency Loan on a pro rata basis with CCRL. If this facility is exhausted, CIC will loan NewGrade the remainder to cover any other annual operating shortfall. These loans will bear interest at CCRL’s rate of borrowing. CCRL’s required Cash Flow Deficiency Loans cannot exceed $40 million outstanding at any time.

c)	On February 19, 2002, CIC sold its remaining 5,420,567 shares in Cameco Corporation (Cameco) for proceeds of $226.3 million resulting in a gain on sale of $125.7 million. CIC continues to own one Class B share of Cameco which provides CIC with the ability to exercise special voting rights with respect to the location of Cameco’s head office.

d)	The securities of Investment Saskatchewan Inc. and NewGrade are not publicly traded and therefore have no quoted market value. As a result the Corporation has not attempted to determine the fair value of those investments.

5.	Equipment (thousands of dollars)

	Cost	2003 Accumulated Amortization	Net Book Value	2002 Net Book Value
Equipment	$ 3,022	$ 2,389	$ 633	$ 777

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
(NON-CONSOLIDATED) FINANCIAL STATEMENTS
December 31, 2003

6.	Long-Term Debt (thousands of dollars)

Maturity Date	Interest Rate	2003	2002
February 12, 2003	9.055	$ --	$ 154,108
June 2, 2006	9.620	--	10,000
July 10, 2007	9.830	--	4,000
March 3, 2008	9.620	--	3,000
August 10, 2008	10.060	--	3,919

		--	175,027

Less: Sinking Funds		--	159,168
		$ --	$ 15,859

a)	The above noted long-term debt is payable to the General Revenue Fund (GRF). Sinking funds are used for the retirement of debt issues and are settled with the GRF on a net basis.

b)	Gross long-term debt due in one year totals $ Nil (2002 — $154.1 million).

c)	The fair value of long-term debt is determined by discounting the future cash flows at borrowing rates presently available to CIC for loans with similar terms and remaining maturity, less costs of settlement. The fair value of long-term debt is $ Nil (2002 — $180.7 million).

d)	Total interest paid on long-term debt during 2003, on a cash basis, was $9.1 million (2002 — $16.0 million).

e)	The fair value of securities held in the sinking funds are based on their December 31, 2003 quoted value. The fair value of sinking funds is $ Nil (2002 — $159.2 million).

f)	Effective October 1, 2003, as a result of the restructuring of Investment Saskatchewan Inc., the Corporation transferred its remaining long-term debt ($20.9 million) and sinking funds ($5.6 million) to Investment Saskatchewan Inc., for a reduction in their due to CIC account.

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
(NON-CONSOLIDATED) FINANCIAL STATEMENTS
December 31, 2003

7.	Equity Advances

CIC does not have share capital. However, CIC has received advances from the GRF to form its equity capitalization. The advances are an equity investment in CIC by the GRF.

8.	Commitments and Contingencies

a)	CIC has guaranteed the exchange risk that exists upon default of NewGrade’s U.S. denominated debt to the extent that the default amount would exceed the $360.0 million guaranteed by the GRF. At December 31, 2003, the GRF’s exposure under the guarantee does not exceed $360.0 million. CIC does not expect any exposure under this guarantee in 2004.

b)	CIC has indemnified the Government of Canada for their guarantee of NewGrade’s long-term debt, to a maximum of $275.0 million. The fair value of the guarantee is $35.6 million (2002 — $51.8 million).

c)	CIC guaranteed Meadow Lake Pulp Limited Partnership’s long-term debt payments to a maximum of $62.0 million at December 31, 2003. CIC has been indemnified by Investment Saskatchewan Inc. if there is any call on this facility.

d)	The Corporation has guaranteed Meadow Lake OSB Limited Partnership’s long-term debt facilities to a maximum of $27.5 million. CIC has been indemnified by Investment Saskatchewan Inc. if there is any call on this facility.

e)	CIC has guaranteed the annuities for the Retirement Annuity Fund portion of the Capital Pension Plan. CIC does not expect any exposure under this guarantee in 2004.

9.	Dividend Revenue

Dividend revenue consists of the following (thousands of dollars):

	2003	2002
Saskatchewan Power Corporation	$ 168,505	$ 82,339
Saskatchewan Telecommunications Holding Corporation	76,564	58,631
SaskEnergy Incorporated	26,660	4,460
Saskatchewan Government Insurance	13,782	--
NewGrade Energy Inc.	7,651	--
Investment Saskatchewan Inc.	--	11,623
	$ 293,162	$ 157,053

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
(NON-CONSOLIDATED) FINANCIAL STATEMENTS
December 31, 2003

10.	Net Change in Non-Cash Working Capital Balances Related to Operations (thousands of dollars)

	2003	2002
(Increase) decrease in interest and accounts receivable	$ (133)	$ 883
Increase in dividends receivable	(105,022)	(779)
(Decrease) increase in interest and accounts payable	(11,752)	1,951

	$ (116,907)	$ 2,055
11.	Related Party Transactions

Included in these non-consolidated financial statements are transactions with various Saskatchewan Crown corporations, departments, agencies, boards and commissions related to CIC by virtue of common control by the Government of Saskatchewan and non-Crown corporations and enterprises subject to joint control and significant influence by the Government of Saskatchewan (collectively referred to as “related parties”).

Routine operating transactions with related parties are settled at prevailing market prices under normal trade terms. These transactions and amounts outstanding at year end, are as follows (thousands of dollars):

	2003	2002
Caterory (as per financial statements)
Interest and accounts receivable	$ 505	$ 203
Interest and accounts payable	1,412	12,237
General, administrative and other expenses	616	335
Interest revenue	--	5,054

In addition, CIC pays Saskatchewan Provincial Sales Tax to the Saskatchewan Department of Finance on all its taxable purchases. Taxes paid are recorded as part of the cost of those purchases.

CIC provides management services to Saskatchewan Government Growth Fund Management Corporation, without charge.

Until September 30, 2003 CIC provided management services to Investment Saskatchewan Inc., without charge.

These non-consolidated financial statements and the notes thereto separately describe other transactions and amounts due to and from related parties and the terms of settlement.

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
(NON-CONSOLIDATED) FINANCIAL STATEMENTS
December 31, 2003

12.	Pension Plan

CIC’s employees participate in the Capital Pension Plan (the Plan), a defined contribution pension plan which is administered by CIC. CIC’s contributions to the Plan include making regular payments into the Plan to match the required amounts contributed by employees for current service. The total amount paid to the Plan for 2003 was $352.8 thousand (2002 — $337.2 thousand). Included in the Plan is a Retirement Annuity Fund (the Fund). The Fund provides retirement annuities at the option of retiring members of the Plan. An actuarial valuation of the Fund is performed annually. The assets of the Fund at December 31, 2003 exceed the actuarially determined net present value of retirement annuities payable.

13.	Subsequent Event

Pursuant to Order in Council 64/2004 dated February 11, 2004, CIC is authorized to convert the due from Investment Saskatchewan Inc. into common shares of Investment Saskatchewan Inc. The conversion will be $10 per share to a maximum of 20,200,000 shares.

CORPORATE DIRECTORY

Crown Investments Corporation of Saskatchewan

400 — 2400 College Avenue
Regina, Saskatchewan
S4P 1C8
Inquiry: (306) 787-6851
President: Tom Waller, Q.C.
Web site: www.cicorp.sk.ca

Subsidiaries:

Information Services Corporation of Saskatchewan
300 - 10 Research Drive
Regina, Saskatchewan S4P 3V7
Inquiry: (306) 787-1437
President: Mark McLeod
Web site: www.isc-online.ca

Investment Saskatchewan Inc.
200 - 2400 College Avenue
Regina, Saskatchewan S4P 1C8
Inquiry: (306) 787-7200
A/President: Maurice Delage
Web site: www.investsask.com

Saskatchewan Government Growth Fund
Management Corporation
400 - 2400 College Avenue
Regina, Saskatchewan S4P 1C8
Inquiry: (306) 787-6851
President: Don Axtell
Web site: www.sggfmc.com

Saskatchewan Government Insurance
2260 - 11th Avenue
Regina, Saskatchewan S4P 0J9
Inquiry: (306) 751-1200
President: Larry Fogg
Web site: www.sgi.sk.ca

Saskatchewan Opportunities Corporation
140 - 10 Research Drive
Regina, Saskatchewan S4S 7J7
Inquiry: (306) 798-7275
President: Doug Tastad
Web site: www.soco.sk.ca
Saskatchewan Power Corporation
2025 Victoria Avenue
Regina, Saskatchewan S4P 0S1
Inquiry: (306) 566-2121
President: John Wright
Web site: www.saskpower.com

Saskatchewan Telecommunications
2121 Saskatchewan Drive
Regina, Saskatchewan S4P 3Y2
Inquiry: (306) 777-3737
President: Donald R. Ching
Web site: www.sasktel.com

Saskatchewan Transportation Company
2041 Hamilton Street
Regina, Saskatchewan S4P 2E2
Inquiry:(306) 787-3347
President: Jim Hadfield
Web site: www.stcbus.com

Saskatchewan Water Corporation
111 Fairford Street East
Moose Jaw, Saskatchewan S6H 7X9
Inquiry: (306) 694-3900
President: Stuart Kramer
Web site: www.saskwater.com

SaskEnergy Incorporated
1777 Victoria Avenue
Regina, Saskatchewan S4P 4K5
Inquiry: (306) 777-9225
President: Ronald S. Clark
Web site: www.saskenergy.com

Pat Atkinson
Minister

Printed in Saskatchewan, April 2004